Exhibit 2.1
EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
by and among
ENBRIDGE MIDCOAST ENERGY, L.P.,
and
MIDCOAST HOLDINGS NO. ONE, L.L.C.,
as “Sellers”
and
QUEST MIDSTREAM PARTNERS, L.P.,
as “Buyer”
dated as of
October 9, 2007

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)

- iii -

Disclosure Schedule

Schedule 1.1(a)	-	Guarantees
Schedule 1.1(b)	-	Buyer Knowledge
Schedule 1.1(c)	-	Seller Knowledge
Schedule 1.1(d)	-	Midcoast Equipment
Schedule 1.1(e)	-	Midcoast Contracts
Schedule 1.1(f)	-	Midcoast Surface Contracts
Schedule 1.1(g)	-	Preference Rights
Schedule 2.4(a)	-	Form of Final Net Working Capital Statement
Schedule 3.3	-	Seller Approvals
Schedule 3.4	-	Litigation Relating to the Purchased Interests
Schedule 4.5	-	Absence of Certain Changes
Schedule 4.6(a)	-	Material Contracts
Schedule 4.6(c)	-	Material Contracts – Exceptions
Schedule 4.7	-	Intellectual Property
Schedule 4.8	-	Litigation Relating to the Companies and Midcoast Assets
Schedule 4.9(b)	-	Seller Plans
Schedule 4.10	-	Taxes
Schedule 4.11	-	Environmental Matters
Schedule 4.12	-	Legal Compliance
Schedule 4.13	-	Absence of Permits
Schedule 4.14(a)	-	Title Exceptions
Schedule 4.14(b)	-	Real Property Interests
Schedule 4.16	-	Insurance
Schedule 4.17	-	FERC Compliance
Schedule 4.18	-	KCC Compliance
Schedule 5.3	-	Buyer Approvals
Schedule 6.1	-	Conduct of Business
Schedule 6.1(b)(vii)	-	Capital Expenditures (Companies)
Schedule 6.4(b)	-	Preference Property Purchase Price Allocation
Schedule 6.6(b)	-	Affiliate Employees
Schedule 6.14	-	Sellers’ Policies
Schedule 9.2(a)	-	Missouri Public Service Commission Actions
Exhibits

Exhibit A	-	Sketch of KPC System
Exhibit 1.1(a)	-	Form of Assignment of Purchased Interests
Exhibit 1.1(b)	-	Form of Conveyance
Exhibit 1.1(c)	-	Form of Transition Services Agreement
Exhibit 2.3(b)(vii)	-	Opinion of Enbridge Energy Company, Inc.
Exhibit 2.3(b)(viii)	-	Sellers Guaranty
Exhibit 2.3(c)	-	Opinion of Stinson Morrison Hecker LLP

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT, dated as of October 9, 2007 (this “Agreement”), is entered into by and among ENBRIDGE MIDCOAST ENERGY, L.P., a Texas limited partnership (“Enbridge Midcoast”), MIDCOAST HOLDINGS NO. ONE, L.L.C., a Delaware limited liability company (“Midcoast Holdings”) (each of Enbridge Midcoast and Midcoast Holdings individually being a “Seller” and collectively being the “Sellers”), and QUEST MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (“Buyer”).
RECITALS
     WHEREAS, Midcoast Holdings owns the Midcoast Assets (hereinafter defined);
     WHEREAS, Enbridge Pipelines (KPC), a Kansas general partnership (“KPC”), owns and operates a 1,120 mile interstate gas pipeline system and related assets located in Kansas, Missouri and Oklahoma, as generally shown on Exhibit A (the “KPC System”);
     WHEREAS, Midcoast Kansas Pipeline, L.L.C., a Delaware limited liability company (“MKP”), owns a 0.1% general partner interest in KPC and Midcoast Kansas General Partner, L.L.C., a Delaware limited liability company (“MKGP”), owns a 99.9% general partner interest in KPC;
     WHEREAS, MKP and MKGP are wholly-owned subsidiaries of Enbridge Midcoast;
     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, 100% of the membership interests in each of MKP and MKGP (the “Purchased Interests”) and the Midcoast Assets (collectively, the “Interests”); and
     WHEREAS, Sellers and Buyer acknowledge that the purchase of the Interests will be treated as a purchase of the assets, subject to the liabilities, of each of MKP, MKGP, and KPC for U.S. federal income tax purposes.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:
     “Accountant” has the meaning set forth in Section 2.4(d).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Affiliate Employees” has the meaning set forth in Section 6.6(b).
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Assignment of Purchased Interests” means the Assignment and Assumption Agreement in the form attached as Exhibit 1.1(a) to this Agreement.
     “Assumed Obligations” means all of the obligations and liabilities of any kind whatsoever from or relating to the Midcoast Assets that are conveyed to Buyer after following the procedure set forth in Section 6.4, arising from the ownership or operation thereof on or after the Effective Time (or, if there is a delayed Closing with respect to such assets, on or after the “Closing Date” for the Lateral Systems, as contemplated in Section 6.4(h)), including, but not limited to, obligations to (a) dismantle, salvage or remove any equipment, structures, materials, flowlines and property of whatever kind related to or associated with the operations and activities conducted on such Midcoast Assets or otherwise pursuant to such Midcoast Assets, (b) clean-up, restore and/or remediate the premises covered by or related to such Midcoast Assets in accordance with applicable agreements and Laws and (c) perform all obligations applicable to or imposed by or under the Midcoast Contracts or the Midcoast Surface Contracts that are assigned to Buyer, or as required by applicable Laws. For purposes of clarification, the Assumed Obligations do not include any obligations or liabilities whatsoever from or relating to the Excluded Assets or the Retained Assets.
     “Augusta System” means that certain natural gas 3.5” pipeline, approximately 2,750 feet in length, interconnecting with Southern Star’s interstate 6 5/8” pipeline in the SW 1/4 of Section 23, Township 27 South, Range 4 East of Butler County, Kansas continuing in a northerly direction to the City of Augusta’s #2 electric generating power plant also in SW 1/4 of Section 23, Township 27 South, Range 4 East. The Augusta System also includes a delivery meter and odorization station from the Southern Star pipeline and a redelivery regulator station to Augusta Power Plant #2.
     “Augusta System Consent” has the meaning set forth in Section 6.4(a).
     “Balance Sheet Date” means June 30, 2007.
     “Base Purchase Price” has the meaning set forth in Section 2.2.
     “Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an employee benefit plan if it was subject to ERISA, such as plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (d) each bonus, deferred compensation or incentive compensation plan, (e) each employment, consulting, severance pay or other plan, arrangement, policy or commitment, and (f) any holiday or vacation practice, or workers compensation plan or program.

     “Business” means both (a) the business and operations of each of the Companies in respect of the KPC System, as currently conducted by such Companies, and (b) the ownership and operation of the Midcoast Systems by Midcoast Holdings, as currently owned and operated by Midcoast Holdings.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
     “Buyer” has the meaning set forth in the Preamble to this Agreement.
     “Buyer Approvals” has the meaning set forth in Section 5.3.
     “Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).
     “Buyer’s KCC Certificate” means the final and nonappealable certificate and order of the KCC issuing Buyer or a wholly-owned subsidiary of Buyer a certificate of convenience and authority with respect to (i) Buyer’s (or its subsidiary’s) acquisition of such portion of the Midcoast Assets to be conveyed to Buyer (or its subsidiary) pursuant to Section 6.4 of this Agreement, and (ii) Buyer’s (or its subsidiary’s) provision of services to one or more of the OCF System, the Quindaro System and the Augusta System, subject to the terms of Section 6.4 of this Agreement.
     “Claim Notice” has the meaning set forth in Section 9.3(a).
     “Closing” has the meaning set forth in Section 2.3(a).
     “Closing Date” has the meaning set forth in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commonly Controlled Entity” has the meaning set forth in Section 4.9(c).
     “Companies” means KPC, MKP and MKGP.
     “Company Liabilities” means all obligations and liabilities of any kind whatsoever of the Companies arising from or relating to the Purchased Interests, the KPC System or the Business, whether known or unknown, liquidated or contingent, and regardless of whether the same are deemed to have arisen, accrued or are attributable to periods before, on or after the Effective Time, including, but not limited to, obligations to (a) dismantle, salvage or remove any equipment, structures, materials, flowlines and property of whatever kind related to or associated with the operations and activities conducted in respect of the KPC System or otherwise pursuant to the assets of any of the Companies, (b) clean-up, restore and/or remediate the premises covered by or related to the KPC System in accordance with applicable agreements and Laws and (c) perform all obligations applicable to or imposed by or under the Contracts relating to the KPC System, or as required by applicable Laws.
     “Company Plan” means each Benefit Plan that is sponsored or maintained by a Company or Midcoast Holdings or any Benefit Plan that provides benefits with respect to current or former directors, officers or employees of any of the Companies or Midcoast Holdings, including directors, officers or employees whose service is leased to any of the Companies or Midcoast Holdings or for whom the cost of services are in any way allocated or ascribed to any of the Companies or Midcoast Holdings.
     “Confidentiality Agreement” means that certain Confidentiality Agreement and Disclaimer Statement dated effective as of May 11, 2007, by and between Buyer and KPC.
     “Continuing Employee” has the meaning set forth in Section 6.6(c).
     “Contract” means any legally binding agreement, commitment, lease, license or contract, whether oral or written.
     “Conveyance” means the Conveyance, Assignment and Bill of Sale in the form attached as Exhibit 1.1(b) to this Agreement.
     “Disclosure Schedule” means the schedules attached hereto.
     “Dollars” and “$” means the lawful currency of the United States.
     “EEP” means Enbridge Energy Partners, L.P., a Delaware limited partnership.
     “Effective Time” means 12:01 a.m. (Central Time) on the Closing Date.
     “Enbridge Midcoast” has the meaning set forth in the Preamble to this Agreement.
     “Environmental Law” means any applicable Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
     “Environmental Permit” means all permits, licenses, approvals, authorizations, consents or registrations required by any applicable Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Estimated Net Working Capital” means $0.
     “Excluded Assets” means any (a) license for computer or communications software and (b) each Contract between a Seller or an Affiliate of a Seller (other than any of the Companies) on the one hand, and any of the Companies, on the other hand, other than those listed under item (iv) on Schedule 4.6(a).

     “FERC” means the Federal Energy Regulatory Commission.
     “Final Net Working Capital” has the meaning set forth in Section 2.4(a).
     “Final Net Working Capital Statement” has the meaning set forth in Section 2.4(a).
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “Guarantees” means the guaranties, letters of credit, bonds, sureties and other credit support or assurances listed on Schedule 1.1(a).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guarantee with respect to indebtedness for borrowed money of another Person.
     “Indemnified Party” has the meaning set forth in Section 9.3(a).
     “Indemnifying Party” shall have the meaning set forth in Section 9.3(a).
     “Intellectual Property” means worldwide intellectual property rights under statutory or common law, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, proprietary technology, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.
     “Interests” has the meaning set forth in the Recitals to this Agreement.
     “KCC” means the Kansas Corporation Commission.
     “Knowledge” as to Buyer means the actual knowledge of those persons listed in Schedule 1.1(b) and as to Sellers means the actual knowledge of those persons listed in Schedule 1.1(c). The foregoing references to “actual knowledge” of a Person mean information actually personally known by such Person, excluding any information which may be imputed to such Person by Law.
     “KPC” has the meaning set forth in the Recitals to this Agreement.
     “KPC System” has the meaning set forth in the Recitals to this Agreement.

     “Langley Litigation” means the lawsuit filed by Dennis M. Langley with the United States District Court for the District of Kansas on November 3, 2004 against EEP and certain of its Affiliates and numerous third parties, and all subsequent filings relating thereto.
     “Lateral System” has the meaning set forth in Section 6.4(g).
     “Lateral Systems Date” has the meaning set forth in Section 6.4(i).
     “Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority and any applicable common law.
     “LIBOR” means the rate for any one month loan which appears on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of any period for which interest may be due under this Agreement.
     “Lien(s)” means any charges, pledges, options, encumbrances, mortgages, deeds of trust, hypothecations, or security interests.
     “Losses” means all actual liabilities, losses, damages, awards, costs and expenses (including reasonable fees and expenses of counsel) reduced by (a) insurance proceeds actually received, (b) available Tax Benefits, and (c) indemnification or reimbursement payments actually received from third parties relating thereto; provided, however, that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages or any lost profits, lost benefits, loss of enterprise value, diminution in value of any business, damage to reputation or loss to goodwill; provided, further, however, that the preceding proviso shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article IX.
     “Material Adverse Effect” means any circumstance, change or effect that is materially adverse to the Business, taken as a whole, but shall exclude any circumstance, change or effect resulting or arising from:
               (i) any change in general economic conditions (including any change in prices for natural gas or other commodities) in the industries or markets in which any of the Companies or Midcoast Holdings (with respect to the Midcoast Assets) operate or conduct business;
               (ii) seasonal reductions in revenues and/or earnings of the Companies or Midcoast Holdings (with respect to the Midcoast Assets) in the ordinary course of their respective businesses;
               (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

               (iv) changes in Law or GAAP;
               (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby;
               (vi) matters that will be reflected in the determination of Final Net Working Capital as of the Effective Time; and
               (vii) the loss of any employee involved in the Business.
     Any determination as to whether any circumstance, change or effect has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and third-party indemnification or reimbursement rights and Tax Benefits with respect to such circumstance, change or effect.
     “Material Contracts” has the meaning set forth in Section 4.6(a).
     “Midcoast Assets” means, subject to the terms and conditions of this Agreement, all of the right, title and interest of Midcoast Holdings in and to the following (but excluding the Excluded Assets):
     (a) the Midcoast Systems;
     (b) the Midcoast Surface Contracts;
     (c) all equipment, machinery, fixtures and other tangible personal property and improvements located on any Midcoast System or used or held for use primarily in connection with the operation of any Midcoast System, including those identified on Schedule 1.1(d);
     (d) the Midcoast Contracts; and
     (e) the Midcoast Records.
     “Midcoast Contracts” means all Contracts by which any Midcoast System is bound, or that relate to or are otherwise applicable to any Midcoast System, including those identified on Schedule 1.1(e), but excluding any Contracts to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 6.3.
     “Midcoast Holdings” has the meaning set forth in the Preamble to this Agreement.
     “Midcoast Records” means all land files, contract files, right-of-way records, surveys, maps, plats, correspondence and other books, documents and records, in each case relating primarily to any Midcoast System, or used or held for use primarily in connection with the maintenance and operation thereof, but excluding any books, documents and records to the extent disclosure or transfer is restricted by applicable Law and attorney-client privileged communications and work product of Sellers’ legal counsel (other than title opinions).

     “Midcoast Surface Contracts” means all easements, permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use primarily in connection with any Midcoast System, including those identified on Schedule 1.1(f), but excluding any of the same to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 6.3.
     “Midcoast Systems” means the Augusta System, the OCF System and the Quindaro System.
     “Midcoast Systems Consents” means the Augusta System Consent, the OCF System Consent and the Quindaro System Consent.
     “MKGP” has the meaning set forth in the Recitals to this Agreement.
     “MKP” has the meaning set forth in the Recitals to this Agreement.
     “Net Working Capital”, which may be positive or negative, means an amount equal to the total current assets of the Companies minus the total current liabilities of the Companies determined (a) in accordance with GAAP, and (b) without giving effect to the transactions contemplated hereby; provided, however, that the full amount of any retention, stay or similar bonuses as well as any other retention or transaction-related bonuses that are payable by the Companies or Midcoast Holdings will be included as current liabilities.
     “OCF System” means that certain natural gas pipeline consisting of six inch and four inch cathodically protected steel pipeline together with two measuring stations and pressure regulating equipment, which natural gas pipeline interconnects with the Southern Star 16” pipeline, on the south end of the Fairfax Bridge, in the NW 1/4 of Section 27, Township 10 South, Range 25 East, Wyandotte County, Kansas and the Owens Corning Fiberglass plant facility at the S.E. corner of the intersection of Kindleberger Road and Fiberglass Road, also in Section 27, Township 10 South, Range 25 East, Wyandotte County, Kansas.
     “OCF System Consent” has the meaning set forth in Section 6.4(a).
     “Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement or similar formation or governing documents and instruments.
     “Parties” means Sellers and Buyer.
     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.
     “Permitted Liens” means:
     (a) preferential purchase rights;

     (b) third-party consent and notice requirements and similar restrictions;
     (c) Liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;
     (d) materialmans’, mechanics’, repairmans’, workers’, contractors’, operators’, carriers’ and other similar liens and charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;
     (e) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Interests or interests therein if they are not required or customarily obtained prior to the sale or conveyance;
     (f) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Midcoast Assets or any of the assets of the Companies in any manner and all obligations and duties under all Laws of such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority;
     (g) any encumbrance on or affecting any of the Midcoast Assets or any of the assets of the Companies which Buyer expressly agrees herein to be assumed, bonded or paid by Buyer at or prior to Closing;
     (h) imbalances associated with any of the Midcoast Assets or any of the assets of the Companies;
     (i) defects based solely on (i) lack of information in Seller’s files or (ii) references to document(s) if such referenced document(s) do not constitute a defect;
     (j) defects arising out of lack of corporate or other entity authorization unless the action was not authorized and is affirmatively established by documentation to result in another party’s actual and superior claim of title to the relevant interest;
     (k) defects that have been cured by Laws of limitations or prescription;
     (l) the terms and provisions of each Contract referenced in any Disclosure Schedule; and
     (m) any other agreements, instruments, liens, charges, encumbrances, defects, discrepancies or irregularities which do not, individually or in the aggregate, interfere in any material respect with the value, use or ownership of the Business and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas or gas pipelines.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

     “Pre-Closing Tax Period” has the meaning set forth in Section 7.1(a).
     “Preference Property” has the meaning set forth in Section 6.4(a).
     “Preference Right” means any right or agreement that enables any Person to purchase or acquire any of the Midcoast Systems or any portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of a Midcoast System or any portion thereof or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement. Schedule 1.1(g) contains a list of all agreements containing a Preference Right.
     “Property Taxes” has the meaning set forth in Section 7.4.
     “Purchased Interests” has the meaning set forth in the Recitals to this Agreement.
     “Purchase Price” has the meaning set forth in Section 2.2.
     “Qualifying Offer” has the meaning set forth in Section 6.6(b).
     “Quindaro System” means that certain natural gas 8” pipeline interconnecting with the Southern Star interstate 26” pipeline in Section 12, Township 10 South, Range 25 East of Wyandotte County, Kansas continuing in a southeasterly direction to the Board of Public Utilities, Kansas City, Kansas Quindaro electric generating power plant located at 3601 North 12th Street in Section 28, Township 10 South, Range 25 East of Wyandotte County, Kansas.
     “Quindaro System Consent” has the meaning set forth in Section 6.4(a).
     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
     “Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.
     “Retained Assets” has the meaning set forth in Section 6.4(i).
     “Retained Liabilities” means any Losses or obligations arising out of or relating to (i) that certain KPC Guaranty dated October 24, 1999, executed by KPC in favor of Management Resources Group, L.L.C., (ii) the Langley Litigation or the events, circumstances or allegations underlying the Langley Litigation, and (iii) that certain Project Development Agreement dated October 24, 1999, by and between MarGasCo Partnership and Management Resources Group, LLC.
     “Seller(s)” has the meaning set forth in the Preamble to this Agreement.
     “Seller Approvals” has the meaning set forth in Section 3.3.
     “Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).
     “Seller Marks” has the meaning set forth in Section 6.11.

     “Seller Plan” means each Benefit Plan (other than the Company Plans) that is sponsored, maintained or contributed to by a Seller or by any Commonly Controlled Entity and under which the Affiliate Employees receive benefits.
     “Seller Severance Plan” has the meaning set forth in Section 6.6(g).
     “Sellers Guaranty” has the meaning set forth in Section 2.3(b)(viii).
     “Seller’s KCC Authorization” means the final and nonappealable order of the KCC granting, among other things, any necessary abandonment authorization with respect to (i) Midcoast Holdings’ abandonment of such portion of the Midcoast Assets to be acquired by Buyer or a wholly-owned subsidiary of Buyer pursuant to Section 6.4 of this Agreement, and (ii) Midcoast Holdings’ abandonment of all transportation and other services to one or more of the OCF System, the Quindaro System and the Augusta System, subject to the terms of Section 6.4 of this Agreement.
     “Sellers’ Policies” has the meaning set forth in Section 4.16.
     “Southern Star” means Southern Star Central Gas Pipeline, Inc., a Delaware corporation.
     “Straddle Period” has the meaning set forth in Section 7.4.
     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, premium, windfall profits, environmental, customs duties, capital stock, capital gain, petroleum profits, value added, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, minimum, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or its direct or indirect owners), with respect to any taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, the term Tax Benefits shall not take into account any reduction in the U.S. federal income tax of a Person (or its direct or indirect owners).
     “Tax Returns” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any Tax Authority including any amendments thereto.
     “Third Party Claim” has the meaning set forth in Section 9.3(a).
     “Transition Services Agreement” means the Transition Services Agreement substantially in the form attached as Exhibit 1.1(c) to this Agreement.

     “United States” means the United States of America.
     “Welfare Benefits” has the meaning set forth in Section 6.6(f).
     Section 1.2 Rules of Construction.
     (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
     (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
     (c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
     (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
     (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
     (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
     (g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the first Business Day occurring after such day.
ARTICLE II
PURCHASE AND SALE; CLOSING; EFFECT OF CLOSING
     Section 2.1 Purchase and Sale of the Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Sellers, the Interests.

     Section 2.2 Purchase Price. The aggregate consideration payable by Buyer to Sellers for the Interests shall consist of One Hundred Thirty-Three Million Dollars ($133,000,000) (the “Base Purchase Price”) as adjusted in accordance with Section 2.4 of this Agreement (the “Purchase Price”).
     Section 2.3 The Closing.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas 77010, commencing at 10:00 a.m. local time on (i) November 1, 2007, or if all conditions in Article VIII to be satisfied at Closing have not yet been satisfied or waived, then on the first day of the month immediately following the date on which such conditions have been satisfied or waived subject to the rights of the Parties set forth in Article X, or (ii) such other date as Buyer and Sellers may mutually determine (the “Closing Date”). The Closing shall be deemed to have been consummated at the Effective Time.
     (b) At the Closing, Sellers will deliver the following documents and deliverables to Buyer:
     (i) the Assignment of Purchased Interests, duly executed by Enbridge Midcoast;
     (ii) the Conveyance, duly executed by Midcoast Holdings;
     (iii) a certification of non-foreign status in the form prescribed by Treasury Regulations §1.1445-2(b)(2), duly executed by EEP;
     (iv) the resignations (or evidence of removal) of each officer and director of the Companies, effective as of the Effective Time;
     (v) the certificate referenced in Section 8.1(d), duly executed by each Seller;
     (vi) the Transition Services Agreement, duly executed by Enbridge Energy Company, Inc., a Delaware corporation;
     (vii) the opinion of the Deputy General Counsel of Enbridge Energy Company, Inc., dated the Closing Date and addressed to Buyer, addressing the opinions set forth in Exhibit 2.3(b)(vii) and containing such reasonable qualifications, limitations and exceptions as Sellers’ deem appropriate;
     (viii) a guaranty in substantially the form attached as Exhibit 2.3(b)(viii) to this Agreement duly executed by EEP (the “Sellers Guaranty”); and
     (ix) such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

     (c) At the Closing, Buyer will deliver the following documents and deliverables to Sellers:
     (i) the Assignment of Purchased Interests, duly executed by Buyer;
     (ii) the Conveyance, duly executed by Buyer;
     (iii) an amount equal to the Base Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Sellers;
     (iv) the certificate referenced in Section 8.2(d), duly executed by Buyer;
     (v) the Transition Services Agreement, duly executed by Buyer;
     (vi) the opinion of Stinson Morrison Hecker LLP, dated the Closing Date and addressed to Sellers, addressing the opinions set forth in Exhibit 2.3(c) and containing such reasonable qualifications, limitations and exceptions as it deems appropriate; and
     (vii) such other certificates, instruments, and documents as may be reasonably requested by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.
     Section 2.4 Post-Closing Purchase Price Reconciliation.
     (a) The Net Working Capital as of the Effective Time (the “Final Net Working Capital”) shall be determined in accordance with GAAP and with the procedures set forth in this Section 2.4 and the Final Net Working Capital as so determined shall be final and binding on Buyer and Sellers. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereafter, Sellers shall prepare and deliver to Buyer a calculation of the Final Net Working Capital in substantially the form of Schedule 2.4(a), together with reasonably detailed supporting information (the “Final Net Working Capital Statement”).
     (b) From and after the Closing Date, Buyer shall provide Sellers and their Representatives full access to the records and employees of the Companies to the extent related to the Final Net Working Capital and shall cause the employees of Buyer and the Companies to cooperate with Sellers in connection with Sellers’ preparation of the Final Net Working Capital Statement.
     (c) Within sixty (60) days after Buyer’s receipt of the Final Net Working Capital Statement, Buyer shall notify Sellers as to whether Buyer agrees or disagrees with the Final Net Working Capital Statement and, if Buyer disagrees, such notice shall set forth in reasonable detail the particulars of such disagreement. If Buyer provides a notice of agreement or does not provide a notice of disagreement within such sixty (60) day period, then Buyer shall be deemed to have accepted the calculations and the amounts set forth in the Final Net Working Capital Statement delivered by Sellers, which shall then be final, binding and conclusive for all purposes hereunder. If any such notice of disagreement is timely provided, then Buyer and Sellers shall each use Reasonable Efforts for a period of thirty (30) days thereafter to resolve any disagreements with respect to the calculations in the Final Net Working Capital Statement and the determination of the Final Net Working Capital.
     (d) If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreements as to items in the Final Net Working Capital Statement, then Ernst & Young LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Buyer and Sellers) shall resolve any remaining disagreements. If Ernst & Young LLP is not willing or able to serve in such capacity, then Sellers shall within ten (10) days deliver to Buyer a listing of three other accounting firms of recognized national or regional standing that do not have a current relationship with Sellers or any of their Affiliates and Buyer shall within ten (10) days after receipt of such list, select one of such three accounting firms (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). The Accountant shall be charged with determining as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Accountant any disputed items required to determine the Final Net Working Capital. The Accountant will act as an arbitrator to determine and resolve, based solely on presentations by Buyer and Sellers, and not by independent review, only those issues still in dispute. The costs and expenses of the Accountant shall be borne 50% by Sellers and 50% by Buyer. The determination of the Accountant shall be final, binding and conclusive for all purposes hereunder. Such amounts as finally determined by the Accountant shall be used to determine the Purchase Price.
     (e) Within five (5) Business Days of the date on which the last disputed item required to determine the Final Net Working Capital is resolved pursuant to this Section 2.4 (whether by agreement of the Parties, any failure by Buyer to provide a timely notice of disagreement pursuant to subsection (c) or a final determination by the Accountant pursuant to subsection (d)), (i) if the Final Net Working Capital exceeds the Estimated Net Working Capital, then Buyer shall pay to Sellers an amount equal to the difference between the Final Net Working Capital and the Estimated Net Working Capital, or (ii) if the Estimated Net Working Capital exceeds the Final Net Working Capital, then Sellers shall pay to Buyer an amount equal to the difference between the Estimated Net Working Capital and the Final Net Working Capital, in each case together with interest at a rate equal to LIBOR (determined, as applicable, on the Closing Date and at the end of each 30 day period thereafter) plus 1% on such excess from the Closing Date to the date of payment.
     Section 2.5 Effect of Closing.
     (a) All proceeds, accounts receivable, income, revenues, monies and other items included in or attributable to the Midcoast Assets for periods prior to the Effective Time shall belong to Sellers. All such proceeds, accounts receivable, income, revenues, monies and other items included in or attributable to the Midcoast Assets for periods on and after the Effective Time shall be assigned to and belong to Buyer.

     (b) All accounts payable and other costs and expenses with respect to the Midcoast Assets for periods prior to the Effective Time shall be the obligation of and be paid by Sellers. All such accounts payable and other costs and expenses with respect to the Midcoast Assets for periods on and after the Effective Time shall be the obligation of and be paid by Buyer.
     (c) If monies are received by any Party which, under the terms of this Section 2.5, belong to the other Party, the same shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received which, under the terms of this Section 2.5, is partially the obligation of Buyer, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.
     (d) Except for the Assumed Obligations, Buyer will not assume any liabilities or other obligations with respect to the Midcoast Assets for periods prior to the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS
     Sellers hereby represent and warrant to Buyer as follows:
     Section 3.1 Organization of Sellers. Enbridge Midcoast is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Texas. Midcoast Holdings is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 3.2 Authorization; Enforceability. Subject to Sellers obtaining the approvals referenced in Section 8.2(g), (a) Sellers have all requisite partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to perform all obligations to be performed by them hereunder, (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite partnership or limited liability company, as applicable, action on the part of Sellers, and (c) this Agreement has been duly and validly executed and delivered by each Seller, and this Agreement constitutes a valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 3.3 No Conflict. Except as would not reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby by Sellers (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Seller Approvals”) have been made, given or obtained) do not and shall not:
     (a) violate any Law applicable to a Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

     (b) violate any Organizational Document of a Seller; or
     (c) (i) breach, adjust or allow the adjustment of any terms of any material Contract to which a Seller is a party or by which a Seller may be bound, (ii) result in the termination of any such material Contract, or (iii) result in the creation of any Lien upon any of the Interests.
     Section 3.4 Litigation. Except as set forth on Schedule 3.4 (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Sellers, threatened in writing against Enbridge Midcoast with respect to the Purchased Interests that, if determined or resolved adversely, would reasonably be expected to result in a Material Adverse Effect and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Enbridge Midcoast with respect to the Purchased Interests that would reasonably be expected to result in a Material Adverse Effect.
     Section 3.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Sellers or any of their Affiliates except for fees and commissions which are payable by the Sellers or their Affiliates (other than the Companies).
     Section 3.6 Ownership of Purchased Interests. Except for Liens which will be released at or prior to the Closing Date,
     (a) Enbridge Midcoast holds of record and owns beneficially the Purchased Interests free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws.
     (b) MKP holds of record and owns beneficially 0.1% of all of the issued and outstanding general partner interests in KPC free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws.
     (c) MKGP holds of record and owns beneficially 99.9% of all of the issued and outstanding general partner interests in KPC free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws.
     (d) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities in the Companies, any other commitments or agreements providing for the issuance of additional equity interests in the Companies or the repurchase or redemption of equity interests in the Companies, and there are no agreements of any kind which may obligate any of the Companies to issue, purchase, redeem or otherwise acquire any of their respective equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of any Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING
TO THE COMPANIES AND THE MIDCOAST ASSETS
     Sellers hereby represent and warrant to Buyer as follows:
     Section 4.1 Organization of the Companies. Each of the Companies is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite limited liability company or partnership power, as applicable, and authority to own or lease its assets and to conduct its business as it is now being conducted. Each of the Companies is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
     Section 4.2 No Conflict. Except as would not reasonably be expected to have a Material Adverse Effect, the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby by Sellers (assuming all of the Seller Approvals have been made, given or obtained) do not and shall not:
     (a) violate any Law applicable to the Companies or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
     (b) violate any Organizational Document of the Companies; or
     (c) (i) breach, adjust or allow the adjustment of any terms of any Material Contract, (ii) result in the termination of any such Material Contract, or (iii) result in the creation of any Lien upon any of the Interests under any Material Contract.
     Section 4.3 Subsidiaries. None of the Companies owns any equity interests in any Person, except that (a) MKP owns 0.1% of all of the issued and outstanding general partner interests in KPC and (b) MKGP owns 99.9% of all of the issued and outstanding general partner interests in KPC.
     Section 4.4 Financial Statements.
     (a) Sellers have previously delivered to Buyer the audited financial statements of KPC as of December 31, 2006 and December 31, 2005 included in KPC’s filings with FERC for the years then ended. These financial statements were prepared in accordance with the accounting requirements of FERC, as set forth in its applicable Uniform System of Accounts and published accounting releases. These financial statements present fairly in all material respects the results of operations and cash flows of KPC for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of KPC as of their respective dates.
     (b) Sellers have previously delivered to Buyer the unaudited income statement and balance sheet of KPC as of the Balance Sheet Date. The unaudited income statement and balance sheet were prepared on the same basis as the audited financial statements referred to in Section 4.4(a), except for an absence of footnotes and customary audit adjustments. The unaudited income statement and balance sheet present fairly in all material respects the results of operations of KPC for the respective period covered, and the interim balance sheet presents fairly in all material respects the financial condition of KPC as of the Balance Sheet Date. Since the Balance Sheet Date, there has been no material change in any accounting policies, practices or procedures of the Companies.
     (c) KPC does not have any liabilities of a nature required to be reflected or disclosed pursuant to the accounting requirements of FERC, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except liabilities (i) that are reflected or disclosed in the unaudited income statement and balance sheet referred to in Section 4.4(b), (ii) that were incurred after the Balance Sheet Date in the ordinary course of business, or (iii) that do not have a Material Adverse Effect.
     (d) MKP and MKGP do not have any material assets other than (i) their respective general partner interests in KPC and (ii) those relating to intercompany transactions. MKP and MKGP do not have any liabilities or obligations other than (x) those which relate directly or indirectly to KPC and (y) those relating to intercompany transactions all of which will be fully settled or canceled prior to the Closing (other than any liabilities or obligations that continue pursuant to the terms of the Material Contracts listed under item (iv) on Schedule 4.6(a), which liabilities and obligations with respect to such Material Contract will, as appropriate, be included in the Final Net Working Capital calculation).
     Section 4.5 Absence of Certain Changes. Except as disclosed on Schedule 4.5, from the Balance Sheet Date, (a) there has not been any Material Adverse Effect and (b) the business of each of the Companies has been conducted, in all material respects, only in the ordinary course.
     Section 4.6 Contracts.
     (a) Schedule 4.6(a) contains a true and complete listing of the following Midcoast Contracts and the following Contracts to which any of the Companies is a party (each Contract listed on Schedule 4.6(a) being “Material Contracts”):
     (i) each natural gas transportation Contract which individually involves annual revenues in excess of $100,000;
     (ii) each Contract involving a remaining commitment to pay capital expenditures in excess of $50,000 in any calendar year or $100,000 in the aggregate;
     (iii) each Contract for lease of personal property or real property or lease of pipeline capacity involving aggregate payments in excess of $25,000 in any future calendar year;

     (iv) each Contract between a Seller or an Affiliate of Seller (other than any of the Companies) on the one hand, and any of the Companies, on the other hand, which will survive the Closing;
     (v) each Contract that provides for a limit on the ability of a Company or owner of the Midcoast Assets to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing; and
     (vi) except for Contracts of the nature described in clauses (i) through (v) above, (A) each Contract to which any of the Companies is a party involving aggregate payments or receipts in excess of $100,000 in any future calendar year and (B) each Midcoast Contract involving aggregate payments or receipts in excess of $10,000 in any future calendar year, that, in either case, cannot be terminated by a Company or a Seller upon sixty (60) days or less notice without payment penalty in excess of $20,000.
     (b) True and complete copies of all Material Contracts (other than any Material Contracts that contain confidentiality provisions prohibiting their disclosure) have been made available to Buyer.
     (c) Except as set forth in Schedule 4.6(c) and except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the parties thereto, enforceable in all respects in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth in Schedule 4.6(c), and except as would not reasonably be expected to have a Material Adverse Effect, none of the Companies nor Midcoast Holdings (with respect to the Midcoast Assets) and, to the Knowledge of Sellers, no other party is in breach of any Material Contract, and neither Sellers nor any of the Companies has received any written notice of termination or breach of any Material Contract.
     Section 4.7 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect or as reflected on Schedule 4.7, (a) the Companies and Midcoast Holdings (with respect to the Midcoast Assets) own or have the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the Business as presently conducted, (b) to the Knowledge of Sellers, no third party has asserted in writing against any of the Companies or Midcoast Holdings (with respect to the Midcoast Assets) a claim that such Company or Midcoast Holdings is infringing the Intellectual Property of such third party, and (c) to the Knowledge of Sellers, no third party is infringing the Intellectual Property owned by any of the Companies or Midcoast Holdings (with respect to the Midcoast Assets).

     Section 4.8 Litigation. Except as set forth in Schedule 4.8 (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Sellers, threatened in writing by any Person against any of the Companies or Midcoast Holdings (with respect to the Midcoast Assets) and (b)  there is no injunction, order or unsatisfied judgment pending against the Companies or Midcoast Holdings (with respect to the Midcoast Assets) from any Governmental Authority.
     Section 4.9 Employee Benefit Plans.
     (a) As of the date of this Agreement, there are, and at all times within the past five years there have been no Company Plans sponsored or maintained by any Company. None of the Companies contributes to, or has an obligation to contribute to, any Benefit Plan subject to Title IV of ERISA. No assets of any Company are allocated to, ascribed to, or held in a “rabbi trust” or similar funding vehicle.
     (b) Except for those Seller Plans set forth Schedule 4.9(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment): (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any Affiliate Employee under the terms of any Seller Plan, (ii) increase any benefits otherwise payable under any Seller Plan, or (iii) result in any acceleration of the time of payment or vesting of benefits under the terms of any Seller Plan. Seller has made available true and complete copies of all plan documents, texts and agreements, summary plan descriptions, and material employee communications for each Seller Plan set forth in Schedule 4.9(b).
     (c) With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is a Seller Plan (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred by the Companies, the Sellers or by any trade or business, whether or not incorporated, that together with Sellers would be a “single employer” within the meaning of Section 4001(b) of ERISA (a “Commonly Controlled Entity”), which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by the Companies, the Sellers or by any Commonly Controlled Entity, which liability has not been satisfied, (iii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code currently exists, (iv) no event has occurred and no condition or circumstances exist that could subject any Company to liability under ERISA, the Code, or any other applicable Law, and (v) each Benefit Plan subject to Code Section 409A in which any Affiliate Employee participates has been administered in good faith compliance with Code Section 409A and the guidance promulgated thereunder.
     Section 4.10 Taxes. Except as set forth on Schedule 4.10, (a) each of the Companies and Midcoast Holdings (with regard to the Midcoast Assets) has duly and timely filed all Tax Returns required to be filed by it under applicable Law and all such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable laws and regulations, (b) all Taxes owed by the Companies and Midcoast Holdings (whether or not shown or required to be shown on any Tax Return) have been paid, (c) neither of the Companies nor Midcoast Holdings is currently the beneficiary of any extension of time within which to file any Tax Return, (d) none of such Tax Returns are now under audit or examination by any Tax Authority, (e) except for Liens for Taxes not yet due and payable, there are no Liens on any of the assets of the Companies or the Midcoast Assets that have arisen as a result of any failure (or alleged failure) to pay any Tax, (f) none of the Companies is a party to any Tax allocation or sharing arrangement which will survive the Closing, (g) each of the Companies and Midcoast Holdings withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any independent contractor, creditor, or other third party, and all Forms 1099 required with respect thereto have been properly completed and timely filed, (h) there is no dispute or claim concerning any Tax liability of the Companies and Midcoast Holdings either (A) claimed or raised by any authority in writing or (B) as to which Sellers have Knowledge, (i) neither of the Companies nor Midcoast Holdings has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (j) none of the Assumed Obligations is an obligation to make a payment that is not deductible under Code § 280G; and (k) each of the Companies is, and has been since October 17, 2002, disregarded as an entity separate from EEP for U.S. federal income tax purposes.
     Section 4.11 Environmental Matters. To the Knowledge of Sellers, except as set forth on Schedule 4.11 or as would not reasonably be expected to have a Material Adverse Effect:
     (a) the operations of the Companies and the Midcoast Assets are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits required under all applicable Environmental Laws;
     (b) none of the Companies or the Midcoast Assets is the subject of any outstanding or pending order or judgment or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty; and
     (c) none of the Companies or the Midcoast Assets is subject to any action before any Governmental Authority pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law.
     Notwithstanding anything to the contrary contained in this Section or elsewhere in this Agreement, Sellers make no, and disclaim any, representation or warranty, express or implied, with respect to the presence or absence of naturally occurring radioactive material in or on the Midcoast Assets or the assets comprising the KPC System.
     Section 4.12 Legal Compliance. Except with respect to (a) matters set forth in Schedule 4.8 and Schedule 4.12, (b) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.10), (c) compliance with

Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.11), (d) compliance with Laws applicable to FERC (as to which representations and warranties are made pursuant to Section 4.17), and (e) compliance by Midcoast Holdings (with respect to the Midcoast Assets) with Laws applicable to KCC (as to which representations and warranties are made pursuant to Section 4.18), the Companies and the Midcoast Assets are in compliance with all applicable Laws except for noncompliance which would not reasonably be expected to have a Material Adverse Effect.
     Section 4.13 Permits. Except as set forth on Schedule 4.13, to the Knowledge of Sellers, each of the Companies and Midcoast Holdings (with respect to the Midcoast Assets) possesses all Permits necessary for it to own its assets and operate its business as currently conducted except where the failure to possess such Permits would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, (a) all such Permits are in full force and effect and (b) there are no lawsuits or other proceedings before any Governmental Authority pending or threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof, except as would not reasonably be expected have a Material Adverse Effect.
     Section 4.14 Title.
     (a) To the Knowledge of Sellers, except as set forth on Schedule 4.14(a) or except as would not reasonably be expected to have a Material Adverse Effect, neither Seller nor any of the Companies have received any written notice from any Person disputing or challenging its ownership of the fee interests, easements or rights-of-ways through which the Midcoast Systems or KPC System extends.
     (b) Except as would not have a Material Adverse Effect and except as disclosed on Schedule 4.14(a), the Companies or Midcoast Holdings (with respect to the Midcoast Assets), as the case may be, have (i) to the Knowledge of Sellers, good and indefeasible title to all of the fee interests, easements and rights-of-way set forth on Part I of Schedule 4.14(b) (other than any fee interest, easement and right-of-way that is listed in Part I of Schedule 4.14(b) that is also listed in Part II of Schedule 4.14(b)), in each case, to the Knowledge of Sellers, free and clear of all Liens, and (ii) title to all of the fee interests, easements and rights-of-way set forth on Part I of Schedule 4.14(b) that is free and clear of any Liens granted or suffered by any action of the Companies or Midcoast Holdings (with respect to the Midcoast Assets) since May 11, 2001, or any other Person claiming by, through or under the Companies or Midcoast Holdings since May 11, 2001, except (as to both clauses (i) and (ii) above) for (A) Permitted Liens and (2) Liens that will be released at or prior to the Closing Date.
     Section 4.15 Employees and Labor Relations. No Company or Midcoast Holdings directly employs any individual or has directly employed any individual in the past five years. None of the Affiliate Employees is a member of a collective bargaining unit, and, to the Knowledge of Sellers, there are no organizational campaigns, petitions or other unionization activities focusing on Affiliate Employees which seeks recognition of a collective bargaining unit.  None of the Companies are subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of Sellers, threatened in writing between a Company and any group of Affiliate Employees. No Company is party to any collective bargaining agreement.
     Section 4.16 Insurance. Schedule 4.16 sets forth a true and complete list of all of the policies of insurance carried by Sellers, any of the Companies or Midcoast Holdings (with respect to the Midcoast Assets), that insure the operation of the Business on or prior to the Closing Date (the “Sellers’ Policies”). All premiums payable under the Sellers’ Policies have been paid in a timely manner.
     Section 4.17 FERC Compliance (KPC and the KPC System).
     (a) FERC has issued a certificate of public convenience and necessity pursuant to Section 7(c) of the Natural Gas Act and the regulations promulgated thereunder authorizing KPC to operate as a natural gas company, and to acquire, own, operate, and maintain the KPC System as an interstate natural gas pipeline. FERC has further issued blanket certificates of public convenience and necessity pursuant to (i) 18 C.F.R. Part 284, Subpart G authorizing KPC to provide certain transportation services on an open access basis, (ii) 18 C.F.R. Part 284, Subpart J authorizing KPC to make certain sales of natural gas, and (iii) 18 C.F.R. Part 157, Subpart F authorizing KPC to construct, acquire, and abandon certain facilities.
     (b) Except with respect to matters set forth in Schedule 4.17, to the Knowledge of Sellers, KPC has complied and is in compliance in all material respects with (i) all statutory, regulatory, certificate, and tariff requirements applicable to KPC or the KPC System, including requirements established by FERC order, (ii) all reporting, filing, and other requirements applicable to the construction and operation of an interstate natural gas pipeline subject to FERC’s jurisdiction, and (iii) all requirements applicable to the holders of the certificates of public convenience and necessity referenced in Section 4.17(a). Except as set forth in Schedule 4.17, as of the date hereof and during the last three years prior to the date hereof, there are and have been no lawsuits, actions, or enforcement inquiries pending or, to the Knowledge of Sellers, threatened that (x) challenge or challenged KPC’s certificate authority to acquire or operate the KPC System, (y) challenge or challenged KPC’s tariff, rates, terms and conditions of service, contracts or practices, or (z) otherwise allege or alleged any violation or violations of any regulations or requirements related to the reporting, ownership or operation of the KPC System.
     Section 4.18 KCC Compliance (Midcoast Systems).
     (a) The KCC has issued a limited certificate of public convenience and necessity pursuant to K.S.A. § 66-131 authorizing Midcoast Holdings (i) to transact business as a Natural Gas Public Utility within the State of Kansas, (ii) to own and operate the Midcoast Systems, and (iii) to provide transportation services to certain specified customers.
     (b) Except with respect to matters set forth in Schedule 4.18, Midcoast Holdings has complied and is in compliance in all material respects with (i) all statutory,

regulatory, certificate, and tariff requirements applicable to Midcoast Holdings with respect its ownership and operation of the Midcoast Systems, including requirements established by KCC order, (ii) all reporting, filing, and other requirements applicable to the operation of the Midcoast Systems, and (iii) all requirements applicable to holders of the limited certificate of public convenience and necessity referenced in Section 4.18(a). Except as set forth in Schedule 4.18, as of the date hereof and during the last three years prior to the date hereof, there are and have been no lawsuits, actions, or enforcement inquiries pending or, to the Knowledge of Sellers, threatened that (x) challenge or challenged Midcoast Holdings’ certificate authority to acquire or operate the Midcoast Systems, (y) challenge or challenged the rates, terms and conditions of service, contracts or practices of Midcoast Holdings with respect to service provided on the Midcoast Systems, or (z) otherwise allege or alleged any violation or violations of any regulations or requirements related to the reporting, ownership or operation of the Midcoast Systems.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
     Buyer hereby represents and warrants to Sellers as follows:
     Section 5.1 Organization of Buyer. Buyer is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.
     Section 5.2 Authorization; Enforceability. Subject to Buyer obtaining the approvals referenced in Section 8.1(g), (a) Buyer has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder, (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite partnership action on the part of Buyer, and (c) this Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 5.3 No Conflict. Except as would not reasonably be expected to have a material and adverse impact on the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, given or obtained) does not and shall not:
     (a) violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
     (b) violate any Organizational Document of Buyer; or
     (c) (i) breach, adjust or allow the adjustment of any terms of any material Contract to which Buyer is a party or by which Buyer may be bound, (ii) result in the termination of any such material Contract, or (iii) result in the creation of any Lien upon any of the properties or assets of Buyer.
     Section 5.4 Litigation. (a) There are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Buyer, threatened in writing against Buyer that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to have a material and adverse impact on the ability of Buyer to perform its obligations under this Agreement.
     Section 5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates except for fees and commissions which are payable by Buyer or its Affiliates.
     Section 5.6 Investment Representation. Buyer is purchasing the Purchased Interests for its own account with the present intention of holding the Purchased Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Purchased Interests in violation of any federal or state securities Laws. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer acknowledges that the Purchased Interests have not been registered under applicable federal and state securities Laws and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
     Section 5.7 Representations of Sellers. Buyer does not have Knowledge of any breach of any representation or warranty of Sellers set forth in this Agreement or, as of the date hereof, of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder.
     Section 5.8 Financial Ability. If Buyer delivers written notice to Sellers that the condition to Closing set forth in Section 8.1(h) has been satisfied, then Buyer shall automatically be deemed to have represented and warranted to Sellers that Buyer has obtained all required financing sufficient to fund the consummation of the transactions contemplated by this Agreement as of the date such notice from Buyer to Seller was duly given.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business. From the date of this Agreement through the Closing, except as set forth on Schedule 6.1, as contemplated by this Agreement, or as consented to by Buyer in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) Midcoast Holdings shall, with respect to the Midcoast Assets, and Enbridge Midcoast shall cause each of the Companies, with respect to the assets owned by each of them, to operate its respective business in the ordinary course, (b) Enbridge Midcoast shall not permit any of the Companies to (i) amend its Organizational Documents, (ii) liquidate, dissolve, recapitalize or otherwise wind up its business, (iii) change its accounting methods, policies or practices, except as required by GAAP, (iv) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business), (v) issue or sell any equity interests, notes, bonds or other securities of a Company (subject to Section 2.4, except for intercompany loans from or to Sellers or their Affiliates in the ordinary course of business), or any option, warrant or right to acquire same, (vi) sell, assign, transfer, lease or otherwise dispose of any non-current assets except in the ordinary course of business or pursuant to the terms of a Material Contract, (vii) make any capital expenditure except for capital expenditures with respect to the capital projects reflected on Schedule 6.1(b)(vii), other capital expenditures which do not involve in excess of $50,000 individually or $200,000 in the aggregate and other than reasonable capital expenditures in connection with any emergency or force majeure events affecting a Company, (viii) adopt or create any Benefit Plan, or (ix) agree, whether in writing or otherwise, to do any of the foregoing, and (c) Midcoast Holdings shall not (i) sell, assign, transfer, lease or otherwise dispose of any non-current assets except in the ordinary course of business or pursuant to the terms of a Midcoast Contract, or (ii) agree, whether in writing or otherwise, to do any of the foregoing.
     Section 6.2 Access.
     (a) From the date hereof through the Closing, Sellers shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of the Business, to the Midcoast Assets and to the assets, properties, books, contracts, records and appropriate officers and employees of the Companies and Sellers, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Companies and the Business as Buyer and such Representatives may reasonably request; provided, however, in no event shall Buyer have the right to perform invasive or subsurface investigations of the Midcoast Assets or the properties of the Companies. Sellers shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Notwithstanding the foregoing, Buyer shall have no right of access to, and Sellers shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (ii) any information the disclosure of which would jeopardize any privilege available to a Company, Sellers or any Affiliate of Sellers relating to such information or would cause a Company, Sellers or any Affiliate of Sellers to breach a confidentiality obligation, or (iii) any information the disclosure of which would result in a violation of Law.
     (b) Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses relating to death, injury to persons or damage to property arising out of or resulting from any due diligence activity conducted by Buyer or its authorized Representative EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM (IN WHOLE OR IN PART) THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY SELLERS, ANY OF THE COMPANIES, ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES OR ANY OTHER PERSON, EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS OR ANY OF THE COMPANIES. This indemnity shall survive any termination of this Agreement and the Closing.
     Section 6.3 Third Party Approvals. From the date hereof through the Closing Date, (a) Buyer shall (and shall each cause its Affiliates to) use Reasonable Efforts to obtain all of the Buyer Approvals and (b) Sellers shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all of the Seller Approvals.
     Section 6.4 Preference Rights.
     (a) Buyer acknowledges that its right to purchase (i) each of the OCF System and the Quindaro System (a “Preference Property”) are subject to a Preference Right, (ii) the OCF System is subject to the consent to assignment contained in the Contract listed in item 6 on Schedule 3.3 (the “OCF System Consent”), (iii) the Quindaro System is subject to the consent to assignment contained in the Contract listed in item 5 on Schedule 3.3 (the “Quindaro System Consent”), and (iv) the Augusta System is subject to the consent to assignment contained in the Contract listed in item 2 on Schedule 3.3 (the “Augusta System Consent”).
     (b) The portion of the Base Purchase Price allocated to the Augusta System, the OCF System and the Quindaro System is set forth in Schedule 6.4(b).
     (c) Until each of the Preference Rights has been exercised, waived or expired and each of the Midcoast System Consents has been obtained or denied, Sellers shall use Reasonable Efforts to obtain the waiver of such Preference Rights and to obtain such Midcoast System Consents; provided, however, Sellers shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) (i) the holder of any Preference Right in order to obtain the waiver thereof or compliance therewith, or (ii) the holder of any Midcoast System Consent in order to obtain the same.
     (d) If the holder of a Preference Right elects prior to Closing to purchase the Preference Property subject to such Preference Right in accordance with the terms of such Preference Right, and Sellers and Buyer receive written notice of such election prior to the Closing, then such Preference Property will be eliminated from the Midcoast Assets and the Base Purchase Price shall be reduced by the portion of the Base Purchase Price allocated to such Preference Property.
     (e) If the holder of a Preference Right elects to purchase the Preference Property subject to such Preference Right in accordance with the terms of such Preference Right following the Closing, but prior to expiration of such Preference Right, then such Preference Property will be eliminated from the Midcoast Assets and Sellers shall promptly pay to Buyer an amount equal to the portion of the Base Purchase Price which is allocated to such Preference Property pursuant to Section 6.4(b).
     (f) If either (i) the holder of a Preference Right who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 6.4(a) does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date and the time in which the Preference Right may be exercised has not expired, or (ii) one or more Midcoast Systems Consents is not obtained prior to the Closing Date, or (iii) Midcoast Holdings has not obtained Seller’s KCC Authorization or Buyer or a wholly-owned subsidiary of Buyer has not obtained Buyer’s KCC Certificate, then, in each case, the Midcoast Assets will be held back and not transferred and conveyed to Buyer at Closing but the Base Purchase Price to be paid at Closing shall not be reduced by the portion of the Base Purchase Price which is allocated to the Midcoast Systems pursuant to Section 6.4(b).
     (g) If the Midcoast Assets are held back and not transferred and conveyed to Buyer at Closing pursuant to Section 6.4(f), then promptly following the date on which all of the Preference Rights have been exercised, waived or expired and all of the Midcoast Systems Consents have been obtained or denied (provided, however, that in no event shall such date extend beyond 180 days following the Closing Date), Sellers agree to provide written notice to Buyer listing each Midcoast System as to which: (i) any applicable Preference Right has been waived or the time period to exercise same has expired; and (ii) the applicable Midcoast Systems Consent has been obtained (such Midcoast System together with the Midcoast Assets associated therewith are referred to as a “Lateral System”).
     (h) After all the Preference Rights have been either exercised, waived or expired and all of the Midcoast System Consents have either been obtained or denied, Midcoast Holdings agrees to use Reasonable Efforts to promptly obtain Seller’s KCC Authorization, and Buyer agrees to use Reasonable Efforts to promptly obtain Buyer’s KCC Certificate, covering the Lateral Systems.
     (i) The Lateral Systems will be conveyed to Buyer or a wholly-owned subsidiary of Buyer at a delayed Closing (which shall become the new Closing Date with respect to the Lateral Systems), within ten (10) days after the last to occur of the following, (i) the date Midcoast Holdings obtains Seller’s KCC Authorization for the Lateral Systems covered by the Seller’s KCC Authorization, and (ii) the date Buyer obtains Buyer’s KCC Certificate for the Lateral Systems covered by the Buyer’s KCC Certificate. Midcoast Holdings shall retain (A) any Midcoast Assets that are not included in the Lateral Systems or are included in any Lateral System not covered by Seller’s KCC Authorization or Buyer’s KCC Certificate, (B) any of the Midcoast Assets that are included in the Lateral Systems but later removed therefrom by mutual agreement of Midcoast Holdings and Buyer in order to obtain Seller’s KCC Authorization or Buyer’s KCC Certificate and (C) in the event Midcoast Holdings does not obtain Seller’s KCC Authorization or Buyer does not obtain Buyer’s KCC Certificate within 180 days following the date on which Sellers and Buyer have filed the Seller’s KCC Authorization and Buyer’s KCC Certificate, respectively, with the KCC (the “Lateral Systems Date”), all of the Lateral Systems (the “Retained Assets”). Sellers shall promptly pay to Buyer an amount equal to the portion of the Base Purchase Price which is allocated to such Retained Assets pursuant to Section 6.4(b) on the first to occur of (x) the date of the delayed Closing for the Lateral Systems covered by the Seller’s KCC Authorization and the Buyer’s KCC Certificate or (y) ten (10) days after the Lateral Systems Date.
     Section 6.5 Regulatory Filings. From the date of this Agreement until the Closing, subject to the terms and conditions of this Agreement, each of Buyer and Sellers shall, and shall cause their respective Affiliates to undertake reasonable best efforts to make or cause to be made the filings required of such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, on or before October 12, 2007, and in any event within ten (10) Business Days after the date hereof. In furtherance and not in limitation of the foregoing, each of Buyer and Sellers shall, to the extent permissible by Law, (i) reasonably cooperate with the other Party and furnish to the other Party all non-confidential information in such Party’s possession that is necessary in connection with such other Party’s filings, (ii) use Reasonable Efforts to cause the early termination or the expiration of the applicable waiting periods under the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iii) promptly inform the other Party of any significant communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (iv) consult and reasonably cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with any Governmental Authority relating to such filings, (v) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials, (vi) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (vii) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any face-to-face meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of, and to the extent permitted by the Governmental Authority, an opportunity to participate face-to-face in, such meeting. Notwithstanding anything in this Agreement to the contrary, Buyer shall pay all filing fees associated with any filings made in accordance with the HSR Act in connection with the consummation of the transactions contemplated in this Agreement.
     Section 6.6 Employee and Benefit Matters.
     (a) On or before the Closing, Sellers shall take all actions necessary, if any, to cause the Companies to cease to be adopting or participating employers under all Seller Plans. Except as expressly provided in the remaining paragraphs of this Section 6.6, Buyer shall not, and from and after the Closing Date the Companies shall not, have any responsibility or liability with respect to Seller Plans, or to Company Plans established prior to the Closing Date, and Sellers will be responsible for such responsibilities and liabilities.
     (b) Schedule 6.6(b) sets forth a list of certain employees of Sellers or their Affiliates who provide services relating to the Business and which Sellers and such Affiliates shall make available to Buyer to discuss potential employment after the Closing with Buyer or an Affiliate of Buyer (such employees being collectively the “Affiliate Employees”). Within twenty five (25) days after the date of this Agreement, Buyer shall, or shall cause its Affiliate to offer employment (which shall be contingent on the occurrence of the Closing) to each Affiliate Employee at a base salary or hourly rate that is at least equal to such Affiliate Employee’s then current base salary or hourly rate and with a principal place of employment no greater than forty-nine (49) miles from the location where the Affiliate Employee is currently employed (a “Qualifying Offer”); provided, however, that Buyer (or its Affiliate) will not be required to offer employment to any Affiliate Employee that does not satisfactorily complete Buyer’s normal drug testing procedure. Each offer of employment to an Affiliate Employee shall be consistent with the provisions of this Section 6.6 and shall remain open for a period of at least 7 days. On or before the date that is five Business Days prior to the Closing Date, Buyer shall notify Sellers as to each Affiliate Employee who has accepted employment with Buyer or its Affiliate, and each Affiliate Employee who has rejected an offer of such employment. If Buyer or its Representative acts unlawfully with respect to the employee selection and employee offer process with respect to any Affiliated Employee or if Buyer violates the requirements of this Section 6.6(b), Buyer shall indemnify and hold harmless Sellers and their respective Affiliates with respect to all Losses relating to or arising out of Buyer’s (or its Representatives) unlawful actions or Buyer’s violation of the requirements of this Section 6.6(b) (including any claim of discrimination or other illegality by Buyer in such selection and offer process and also including any severance benefits that may become due and owing under any Seller Severance Plan as a result of Buyer’s unlawful acts or violation of this Section 6.6(b)). The employment with Buyer or an Affiliate of Buyer of each Affiliate Employee who accepts such employment shall be effective as of the Closing Date.
     (c) For a period of at least one year beginning on the Closing Date and subject to the remaining paragraphs of this Section 6.6 and an individual’s continued employment with a Company, Buyer or any of their respective Affiliates, Buyer shall cause each Affiliate Employee who accepts Buyer’s offer of employment (“Continuing Employee”) to be provided with (i) compensation (including annual incentive compensation) on a basis substantially similar to that provided by Sellers and its Affiliates to such employee immediately prior to the Closing so that, in the aggregate, such compensation shall be equal to the Continuing Employee’s base salary immediately prior to Closing and (ii) benefits on a basis substantially similar to those provided to similarly situated employees of Buyer and its Affiliates. Sellers agree that in consideration of Buyer’s commitments hereunder that neither Sellers nor their Affiliates will (x) prior to the Closing Date, solicit or offer to any Affiliate Employee any employment opportunity that is an alternative to the offer of employment to be made by Buyer hereunder, or (y) during the one year period beginning on the Closing Date, solicit for employment or employ any Continuing Employee; provided, however, that a general advertisement or general solicitation for potential employees shall not be considered a breach of this Section 6.6(c), and a decision to hire any Affiliate Employee or Continuing Employee who applies in response to such solicitation shall not be considered a breach of this Section 6.6(c).
     (d) Buyer shall cause each Continuing Employee and his eligible dependents (including all such Continuing Employee’s dependents covered immediately prior to the Closing Date by a Seller Plan that is a group health plan) to be covered under group health, prescription drug, dental and similar type welfare benefit plans as then maintained by Buyer or an Affiliate of Buyer that (i) provide benefits to the Continuing Employee and such eligible dependents effective immediately upon the Closing Date and (ii) credit such Continuing Employee, for the year during which such coverage under such plans begin, with any deductibles and co-payments already incurred during such year under Seller Plans that provide similar benefits.
     (e) Buyer shall cause the employee benefit plans and programs maintained after the Closing by Buyer, the Companies and the Affiliates of Buyer to recognize each Continuing Employee’s years of service prior to the Closing Date with Sellers, the Business, the Companies and their Affiliates (including service with any other employer that was recognized by Sellers, the Companies or their respective Affiliates) for purposes of terms of employment and eligibility, vesting, benefit accrual and benefit determination under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans. Any vacation time that has been accrued, but unused, by a Continuing Employee as of the Closing shall be extinguished and paid out to the Continuing Employee by Sellers or their Affiliates. To the extent required by Law, Buyer shall cause each group health plan sponsored by Buyer or one of its Affiliates that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusions applicable to such Continuing Employee and his eligible dependents.
     (f) Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription, drug, life insurance, and/or other welfare benefits (“Welfare Benefits”) (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of the Seller Plans. Claims of Continuing Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred on or after the Closing Date shall be the sole responsibility of Buyer and the Companies. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began. Claims of individuals receiving long-term disability benefits under a Seller Plan as of the Closing Date shall be the sole responsibility of the Seller Plan. Except as provided in the preceding sentence, claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Closing Date shall be based upon the disability benefits provided by Buyer to similarly situated employees and shall be the sole responsibility of Buyer and the Companies.

     (g) For a period of one year beginning with the Closing Date, Buyer shall be solely responsible for and shall pay severance benefits to each Continuing Employee hired by Buyer or its Affiliates (including, after the Closing, the Companies) whose employment with Buyer or its Affiliates is involuntarily terminated (other than termination for cause) within the one year period beginning with the Closing Date, and such severance benefits shall be identical in amount to the severance benefits under the Enbridge Pipeline (KPC) Severance Benefits Plan And Summary Plan Description (as effective June 1, 2007 through December 3, 2008) (the “Seller Severance Plan”). The obligations of Buyer set forth in the preceding sentence shall continue for the stated one year period notwithstanding any provision in the Seller Severance Plan that causes such plan to cease providing severance benefits at any time after the Closing.
     (h) Sellers shall be responsible for all liabilities (including liabilities for associated administrative functions) for workers’ compensation claims made for compensable injuries occurring before the Closing Date.  Buyer shall be responsible for all liabilities (including liabilities for associated administrative functions) for all workers’ compensation claims made on or after the Closing Date by Continuing Employees.  For purposes of this Section 6.6(h), a workers’ compensation claim shall be “made” at the time of the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time the occupational disease becomes manifest, as applicable, under the respective workers’ compensation act governing the alleged injury.  Sellers will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or workers’ compensation claims for which they are responsible for under this Section 6.6(h).  Buyer will notify applicable Governmental Authorities, if and as appropriate, of any on-the-job injuries or workers’ compensation claims for which it is responsible for under this Section.  Sellers and Buyer will cooperate in providing to each other information needed for these notifications and related filings.
     Section 6.7 Excluded Assets. Buyer acknowledges and agrees that (a) the transactions contemplated by this Agreement exclude the Excluded Assets, (b) prior to the Closing Date, Sellers may take such reasonable actions which are necessary to exclude the Excluded Assets from the Interests and from the assets of the Companies, (c) neither Buyer nor any of the Companies shall have any right to use the Excluded Assets from and after the Closing Date and (d) Buyer shall be responsible for obtaining any and all licenses for computer and communications software that may be necessary for the ownership and operation of the Business from and after the Closing Date. With respect to the Excluded Assets described in clause (b) of the definition of Excluded Assets, Sellers shall require that such Contracts be fully terminated or assigned so that such Contracts are no longer included in the Interests and the Companies shall not have any liability under such Contracts.
     Section 6.8 Guarantees.
     (a) Buyer shall use Reasonable Efforts to assist Sellers in obtaining from the respective beneficiary, in form and substance reasonably satisfactory to Buyer and Sellers, on or before the Closing, valid and binding releases of Sellers and their respective Affiliates (other than the Companies), as applicable, from any liability or obligation, whether arising before, on or after the Effective Time, under the Guarantees, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Guarantees and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. If any Guarantee has not been released on the Closing Date, then Buyer and Sellers shall continue to use their Reasonable Efforts after the Closing to cause each such unreleased Guarantee to be released promptly.
     (b) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, any of Sellers and their respective Affiliates may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Guarantees.
     (c) Buyer shall indemnify and hold harmless Sellers and their respective Affiliates from and after the Closing for any Losses arising out of or relating to any Guarantees.
     Section 6.9 Satisfaction of Liabilities.
     (a) Immediately prior to the Closing, (i) Sellers shall cause the Companies to distribute to Sellers or cancel any Indebtedness for Borrowed Money due to the Companies from Sellers or their Affiliates (other than the Companies) and (ii) Sellers shall cancel (or, as applicable, cause their Affiliates to cancel) any Indebtedness for Borrowed Money due from the Companies to Sellers or their Affiliates (other than the Companies), in each case including interest and other amounts accrued thereon or due in respect thereof. Sellers acknowledge that the tax effect of such transactions, if any, shall be reported on Sellers’ income tax returns for the period ending on the Closing Date.
     (b) On the Closing Date, Enbridge Midcoast will cause the Companies to satisfy in full from the proceeds of the Purchase Price any Indebtedness for Borrowed Money of the Companies that exist immediately prior to Closing (other than Indebtedness for Borrowed Money due to or from the Companies that is addressed in Section 6.9(a)).
     Section 6.10 Update Information. Prior to the Closing, each of Buyer and Sellers shall give the other party prompt written notice of any development that is reasonably likely to result in a failure of a condition to the Closing. At any time prior to the Closing, Sellers may, from time to time, by delivering prompt written notice to Buyer, supplement or amend the Disclosure Schedule relating to representations and warranties of Sellers to include reference to any matter relating to Sellers, the Interests or the Companies which first arises or occurs after the date hereof and does not result from a breach by Sellers of the covenants set forth in Article VI. Any such supplement or amendment of any such Disclosure Schedule by Sellers under this Section 6.10 shall be effective to cure and correct any breach of any representation or warranty that would have existed absent such amendment or supplement, and Buyer shall have no right (other than to terminate this Agreement as provided in Section 10.1(b)), and hereby waives any and all rights, to bring any claim in respect of or relating to such breach of representation or warranty.

     Section 6.11 Seller Marks. Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the word “Enbridge” or “Midcoast” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees (a) to cease using, and to cause each Company to cease using, the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within 180 days following the Closing Date, (b) to remove, strike over or otherwise obliterate all Seller Marks from the Midcoast Assets and from all assets and all other materials owned, possessed or used by any of the Companies within 180 days after the Closing Date, (c) to use Reasonable Efforts to cause any third parties using or licensing Seller Marks in respect of the Midcoast Assets or on behalf of or with the consent of any Company, to remove, strike over or otherwise obliterate all Seller Marks from all materials owned, possessed or used by such third parties within 180 days after the Closing Date and (d) to change the name of each of the Companies to remove the names “Enbridge” and “Midcoast” and any variations thereof and to amend all Organizational Documents of the Companies to reflect such name change within fifteen (15) days after the Closing Date. The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 6.11 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity.
     Section 6.12 Books and Records.
     (a) From and after the Closing, Sellers and their authorized Representatives may retain a copy of any or all of the data room materials and other books and records (other than Tax records which are addressed in Article VII) relating to the Midcoast Assets or to the business or operations of the Companies on or before the Effective Time. Sellers shall not use such materials and other books and records to compete with the Companies or the Midcoast Assets or in a manner that results in the violation of any Laws (including those of FERC and the KCC) or in a manner that results in a violation of any confidentiality obligation of the Companies or by which the Midcoast Assets are bound (provided Buyer uses Reasonable Efforts upon the request of Sellers to obtain a waiver of such confidentiality obligation).
     (b) Except as otherwise contemplated in the Transition Services Agreement, within fifteen (15) days after the Closing, Seller shall deliver to Buyer all books and records (other than Tax records which are addressed in Article VII) relating to the Midcoast Assets or to the business or operations of the Companies, including the electronic land records database (in a mutually accessible format such as Excel, Access or ASCII) and all prior environmental assessments relating to the Business or any of its assets or properties. Buyer shall preserve and keep a copy of all books and records (other than Tax records which are addressed in Article VII) relating to the Midcoast Assets or to the business or operations of the Companies on or before the Effective Time in Buyer’s possession for a period of at least seven (7) years after the Closing Date. After such seven (7) year period, before Buyer shall dispose of any such data room materials or books and records, Buyer shall give Sellers at least ninety (90) days prior notice to such effect, and Sellers shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such data room materials and books and records as Sellers may select. Buyer shall provide to Sellers and their designees (including its Affiliates) and their respective Representatives, at no cost or expense to Sellers or such designees, full access to such data room materials and books and records, including Tax records, as remain in Buyer’s possession and full access to the properties and employees of Buyer and the Companies in connection with matters relating to the Midcoast Assets or to the business or operations of the Companies on or before the Effective Time and any disputes relating to this Agreement.
     Section 6.13 Permits. Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Permits that are required to be transferred or reissued, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Sellers shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits.
     Section 6.14 Insurance. Buyer has reviewed Schedule 6.14. Seller agrees that the Sellers’ Policies shall remain in full force and effect until Closing. All coverage and benefits under the Sellers’ Policies and any other insurance policies of Seller or its Affiliates (subject to the terms thereof) shall cease at the Closing. On and after the Closing Date, Buyer shall obtain and maintain any and all insurance coverage and protection relating to the Business.
ARTICLE VII
TAX MATTERS
     Section 7.1 Tax Returns.
     (a) With respect to Tax Returns required to be filed by or with respect to the Companies on or prior to the Closing, Enbridge Midcoast shall cause the Companies to prepare all such Tax Returns and shall cause the Companies to pay all Taxes appropriately required to be due on such Tax Returns. With respect to Tax Returns required to be filed by or with respect to the Companies after the Closing Date, Buyer shall cause the Companies to prepare all such Tax Returns and, subject to the Sellers’ obligations described in Sections 7.4 and 7.5 to pay Buyer an amount equal to the amount of Taxes attributable to a taxable period, or portion thereof, ending on or before the Closing Date (a “Pre-Closing Tax Period”), Buyer shall cause the Companies to properly file and pay all Taxes shown to be due on such Tax Returns; provided, however, that any such Tax Returns with respect to income Taxes applicable to the Companies’ operations for any period ending on or before the Closing Date shall be prepared by Sellers and Sellers shall properly file and pay all Taxes shown to be due on such income Tax Returns.
     (b) Any Tax Return prepared pursuant to the provisions of this Section 7.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by law or fact.

     (c) As a result of the Companies being disregarded as entities separate from EEP for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable), Sellers and Buyer acknowledge that the purchase of the Interests will be treated as a purchase by Buyer of the assets, subject to the liabilities, of each of the Companies for U.S. federal income tax purposes (and state, local, and foreign Tax purposes where applicable). Buyer and Sellers agree to report and file their U.S. federal income Tax Returns (and applicable state, local, and foreign Tax Returns) in all respects and for all purposes consistent with such treatment.
     Section 7.2 Transfer Taxes. Buyer shall be responsible for and indemnify Sellers for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement.
     Section 7.3 Purchase Price Allocation. Prior to the Closing Date, Buyer and Sellers shall agree to allocate the Purchase Price (plus other capitalized costs) among the Midcoast Assets and the assets of the Companies in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Law, as appropriate). Buyer shall provide a proposed allocation to Sellers in writing at least 15 days prior to the Closing Date, and thereafter, Buyer and Sellers will act in good faith and reasonably cooperate with each other to agree on the final allocation prior to the Closing Date (as finalized, the “Allocation Schedule”). Buyer and Sellers (or their applicable Affiliates) shall each file a Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis, reporting the allocation of the Purchase Price consistent with the Allocation Schedule. Buyer and Sellers (or their applicable Affiliates) shall file, on a timely basis, any amendments required to such Form 8594 as a result of a subsequent increase or decrease of the Purchase Price pursuant to this Agreement. Except as required by Law, Buyer and Sellers (or their applicable Affiliates) shall not take any position on their respective Tax Returns that is inconsistent with the allocation of the Purchase Price as so agreed or as adjusted.
     Section 7.4 Property Tax Allocation. With respect to any real property, personal property, ad valorem and other similar Tax (“Property Taxes”), assessed on any of the assets of the Companies for a period that begins before and ends after the Effective Time (a “Straddle Period”), the liability for such Property Tax shall be prorated on a daily basis between Buyer and Sellers as of the Effective Time, with Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the day prior to the day that includes the Effective Time and the denominator of which is the total number of days in the Straddle Period, and with Buyer being liable for the remainder of such Property Taxes. In the event the amount of Property Taxes reflected on a Property Tax bill, statement, or invoice for the Straddle Period that is apportioned to Sellers under this Section 7.4 exceeds the amount of such Property Taxes taken into account in calculating the Final Net Working Capital, Sellers shall reimburse Buyer for such excess within 5 days of the receipt by Sellers of Buyer’s written request for such amount, which shall include a copy of such Property Tax bill, statement, or invoice and appropriate supporting documentation for Buyer’s calculation of the amount due by Sellers to Buyer. In the event the amount of Property Taxes reflected on a Property Tax bill or statement for the Straddle Period that is apportioned to Sellers under this Section 7.4 is less than the amount of such Property Taxes included in the Final Net Working Capital, Buyer shall reimburse Seller for such difference within 5 days of Buyer’s or a Company’s receipt of such Property Tax bill, statement, or invoice, which payment shall include a copy of such Property Tax bill, statement, or invoice and appropriate supporting documentation for Buyer’s calculation of the amount to be reimbursed.
     Section 7.5 Other Prorated Taxes. With respect to Taxes (excluding Property Taxes, Transfer Taxes (as defined in Section 7.2) and federal, state or local income Taxes) (“Other Prorated Taxes”) Buyer will deliver to Sellers copies of any Straddle Period Tax Return for Other Prorated Taxes that Buyer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1 no later than ten business days before filing for approval by Sellers, which approval will not be unreasonably withheld, conditioned or delayed. Any such Tax Return must be accompanied with a calculation by Buyer pursuant to the provisions of Section 7.9 of the amount of the Taxes shown on such Tax Return that are attributable to the Pre-Closing Tax Period. No later than three business days prior to the due date of any such Straddle Period Tax Return, the Sellers will pay to Buyer an amount equal to the amount of such Taxes attributable to the Pre-Closing Tax Period pursuant to such calculation to the extent, if any, that such amount exceeds the sum of any estimated payments, deposits or credits made or applied prior to the Closing Date and any amount specifically reserved for such Tax liabilities included in the Final Net Working Capital computation with respect to Taxes. If Sellers disagree with such calculation, Sellers will not be relieved of their obligation to pay the amount resulting from such calculation, but may instead request that such calculation be reviewed by the Accountant. The decision of the Accountant will be final and binding upon the parties hereto, and Sellers and Buyer will each bear one-half of the fees and expenses of the Accountant. Buyer will pay to Sellers the amount, if any, by which the sum of any estimated payments, deposits or credits made or applied prior to the Closing Date with respect to such Tax for the Straddle Period exceeds the amount of such Taxes allocated to the Pre-Closing Tax Period.
     Section 7.6 Tax Cooperation. Each of Buyer and Sellers will provide the other party with such information and records and make such of its Representatives available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Companies and the Midcoast Assets.
     Section 7.7 Tax Indemnification.
     (a) Sellers will indemnify, defend and hold the Buyer Indemnified Parties harmless from and against (i) all liability for Taxes of the Companies or attributable to the Midcoast Assets for any taxable period that ends before the Closing Date and the portion of any Straddle Period ending on the day prior to the Closing Date, (ii) all liability for income Taxes of any Seller or any other Person (other than the Companies) which is or has ever been affiliated with any of the Companies, or with whom any of the Companies otherwise joins or has ever joined (or is or has ever been required to join) in filing any combined or unitary Tax Return, prior to the Closing Date, (iii) all liability for any breach of Sellers’ representations and warranties contained in Section 4.10 or the Sellers’ covenants contained in this Section 7, and (iv) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clauses (i), (ii), or (iii) of this Section 7.7(a); provided, however, that a Buyer Indemnified Party will not be entitled to indemnification hereunder to the extent an accrual of liability or a specific reserve for such matter is included in the Final Net Working Capital computation. Notwithstanding the foregoing, Sellers will not indemnify, defend or hold harmless any member of the Buyer Indemnified Parties from any liability for Taxes attributable to any action taken on the Closing Date by Buyer, any of its Affiliates (including the Companies after the Closing), or any transferee of Buyer or any of its Affiliates (other than any such action taken in the ordinary course of business or expressly required or otherwise expressly contemplated by this Agreement) (a “Buyer Tax Act”).
     (b) Buyer will indemnify, defend and hold the Seller Indemnified Parties harmless from and against (i) except to the extent any of the Sellers is otherwise required to indemnify Buyer for such Tax pursuant to Section 7.7(a), all liability for Taxes of each of the Companies for any taxable period beginning on or after the Closing Date and the portion of any Straddle Period beginning on or after the Closing Date, (ii) all liability for Taxes attributable to a Buyer Tax Act, and (iii) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clauses (i) or (ii) in this Section 7.7(b).
     (c) The obligations of each party to indemnify, defend and hold harmless the other party or parties and other Persons, pursuant to Sections 7.7(a) and 7.7(b), will terminate upon the expiration of all applicable statutes of limitations (giving effect to any extensions thereof); provided, however, that such obligations to indemnify, defend and hold harmless will not terminate with respect to any individual item as to which an Indemnified Party has, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the applicable Indemnifying Party.
     (d) In the case of any Straddle Period:
     (i) Except as otherwise provided in this Article VII, the periodic Taxes of each of the Companies that are not based on income or receipts for the portion of any Straddle Period ending on the day prior to the Closing Date (the “Pre-Closing Tax Period”) will be computed based on the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax period; and
     (ii) Taxes of each of the Companies for the Pre-Closing Tax Period (other than Taxes described in Section 7.7(d)(i)) will be computed as if such taxable period ended as of the Effective Time.
     (e) Any indemnity payment required to be made pursuant to this Section 7.7 will be paid within 30 days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority (including estimated Tax payments).

     (f) Notwithstanding any provisions of this Agreement to the contrary, including Article IX, the indemnification obligations of Sellers contained in this Section 7.7 represent the Sellers’ only indemnification obligations of Buyer with respect to Taxes.
     Section 7.8 Tax Contests.
     (a) If a claim is made by any Tax Authority which, if successful, might result in an indemnity payment to any member of the Buyer Indemnified Parties or Seller Indemnified Parties pursuant to Section 7.7, the Indemnified Party will promptly notify the Indemnifying Party of such claim (a “Tax Claim”); provided, however, that the failure to give such notice will not affect the indemnification provided hereunder except to the extent the Indemnifying Party has actually been prejudiced as a result of such failure.
     (b) With respect to any Tax Claim relating to Taxes and relating to a taxable period ending before the Closing Date or to any other taxable period in which any of the Companies income or operating results were includable on another Person’s Tax Return, Sellers will control all proceedings and may make all decisions in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Buyer will control all proceedings and may make all decisions in connection with any Tax Claim other than a Tax Claim described in the first sentence of this Section 7.8(b) or a Tax Claim described in Section 7.8(c) (including selection of counsel).
     (c) Sellers and Buyer will jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of any Company for any Straddle Period. Neither Sellers nor Buyer will settle any such Tax Claim without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed).
     (d) Each of Buyer, the Companies and their respective Affiliates, on the one hand, and the Sellers and their respective Affiliates, on the other, will cooperate in contesting any Tax Claim, which cooperation will include the retention and (upon request) the provision to the requesting party of records and information that are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS
     Section 8.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:
     (a) The Buyer Approvals set forth in item 1 of Schedule 5.3 and the Seller Approvals set forth in items 4 and 14 of Schedule 3.3 shall have been duly made, given or obtained and shall be in full force and effect;
     (b) Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or by Material Adverse Effect) on the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or by Material Adverse Effect) as of such earlier date;
     (c) Sellers shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by them at or before the Closing;
     (d) Sellers shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in Section 8.1(b) and Section 8.1(c) have been fulfilled;
     (e) There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement;
     (f) All board of director approval required of either Seller to consummate the transactions contemplated hereunder has been obtained on or before October 15, 2007;
     (g) All partner and board of director approval required of Buyer to consummate the transactions contemplated hereunder has been obtained on or before October 15, 2007; and
     (h) Buyer has obtained, on or before October 15, 2007, all required financing sufficient to fund the consummation of the transactions contemplated by this Agreement.
     Section 8.2 Conditions to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Sellers:
     (a) The Seller Approvals set forth in items 4 and 14 of Schedule 3.3 and the Buyer Approvals set forth in item 1 of Schedule 5.3 shall have been duly made, given or obtained and shall be in full force and effect;

     (b) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on the Closing Date as though made on the Closing Date, except to the extent such representations or warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) as of such earlier date;
     (c) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing;
     (d) Buyer shall have delivered to Sellers a certificate, dated the Closing Date, certifying that the conditions specified in Section 8.2(b) and Section 8.2(c) have been fulfilled;
     (e) There shall not be in force any Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement;
     (f) All partner and board of director approval required of Buyer to consummate the transactions contemplated hereunder has been obtained on or before October 15, 2007; and
     (g) All board of director approval required of either Seller to consummate the transactions contemplated hereunder has been obtained on or before October 15, 2007.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Survival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the consummation of the transactions contemplated in this Agreement and shall continue after the Closing Date indefinitely; provided, however, that all representations and warranties contained in this Agreement (other than those contained in Sections 3.1, 3.2, 3.3(b), 3.5, 3.6, 4.1, 4.2(b), 5.1, 5.2, 5.3(b) and 5.5, which survive indefinitely, and those contained in Section 4.10, which shall terminate upon the expiration of all applicable statutes of limitation relating to the representations and warranties made in Section 4.10) shall survive the Closing only until eighteen (18) months after the Closing Date; provided, further, that all representations and warranties contained in Sections 4.11 and 4.14 shall survive the Closing only until three (3) years after the Closing Date. Neither Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation or warranty unless a written notice of claim (describing in reasonable detail the claim, including an estimate of Losses attributable to such claim to the extent then known) is provided by Buyer to Sellers or Seller to Buyer, as applicable, prior to the expiration of the applicable survival period for such representation or warranty. If a written notice of claim has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation or warranty, then the applicable representation or warranty shall survive as to such claim, until such claim has been finally resolved.

     Section 9.2 Indemnification.
     (a) Subject to the provisions of this Article IX, from and after the Closing, Sellers shall indemnify and hold harmless Buyer, Buyer’s Affiliates and their respective Representatives (the “Buyer Indemnified Parties”) from and against all Losses that the Buyer Indemnified Parties incur arising from (i) any breach of any representation, warranty or covenant of Sellers in this Agreement, (ii) the Retained Liabilities, (iii) the Excluded Assets, and (iv) the actions and matters described on Schedule 9.2(a) relating to the claims asserted by the Public Service Commission of the State of Missouri.
     (b) Subject to the provisions of this Article IX, from and after the Closing, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and their Representatives, (the “Seller Indemnified Parties”) from and against all Losses that the Seller Indemnified Parties incur arising from (i) to the extent such Losses are not subject to the provisions of Section 9.2(a) and are not the subject of a claim notice delivered by Buyer by the date specified in Section 9.1, the Company Liabilities, (ii) any breach of any representation, warranty or covenant of Buyer in this Agreement and (iii) the Assumed Obligations.
     (c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss (which duty shall include the obligation to seek and collect available insurance proceeds and indemnification and reimbursement payments and to claim and recognize available Tax Benefits) arising out of or relating to this Agreement or the transactions contemplated hereby.
     Section 9.3 Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:
     (a) Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the other Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
     (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.
     (e) In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

     (f) Notwithstanding anything to the contrary in this Section 9.3, the indemnification procedures set forth in Article VII shall control any indemnities relating to Taxes.
     Section 9.4 Limitations on Liability of Sellers. Notwithstanding anything to the contrary herein:
     (a) a breach of any representation or warranty of Sellers in this Agreement (other than those in Sections 3.1, 3.2, 3.5 and 3.6, as to which this Section 9.4(a) is inapplicable) in connection with any single item or group of related items that results in Losses of less than $250,000 shall be deemed, for all purposes of this Article IX not to be a breach of such representation or warranty;
     (b) Seller shall be liable for the first $5,000,000 of Losses that the Buyer Indemnified Parties actually incur under Section 9.2(a)(i) with respect to a breach of any representation or warranty set forth in this Agreement (other than those set forth in Sections 3.1, 3.2, 3.3(b), 3.5, 3.6, 4.1 and 4.2(b), as to which the limitations set forth in this Section 9.4(b) are inapplicable), and shall be liable for fifty percent (50%) of the next $20,000,000 of any such Losses that the Buyer Indemnified Parties actually incur under Section 9.2(a)(i) with respect to a breach of any representation or warranty set forth in this Agreement (other than those set forth in Sections 3.1, 3.2, 3.3(b), 3.5, 3.6, 4.1 and 4.2(b), as to which the limitations set forth in this Section 9.4(b) are inapplicable); provided, however, in no event shall Sellers’ indemnification obligation under Section 9.2(a)(i) with respect to a breach of any representation or warranty set forth in this Agreement (other than those set forth in Sections 3.1, 3.2, 3.3(b), 3.5, 3.6, 4.1 and 4.2(b) as to which this limitation will not apply) exceed $15,000,000.
     (c) no Buyer Indemnified Party shall be entitled to indemnification under Section 9.2(a) to the extent Buyer has otherwise been compensated by reasons of adjustments (pursuant to Section 2.4) in the calculation of the Purchase Price relative to what it would have been absent such Loss; and
     (d) the Parties have agreed upon the amounts set forth in Section 9.4(a) as a means of applying a materiality standard to the amount of any claim that a Buyer Indemnified Party may have against Sellers resulting from a breach of a representation or warranty by Sellers. Therefore, for purposes of determining whether any breach of the representations or warranties of Sellers has occurred and for purposes of calculating the dollar amount of Loss to which a Buyer Indemnified Party is entitled to indemnification, each of Sellers’ representations and warranties that contain any qualification as to materiality or Material Adverse Effect will be deemed and interpreted to be a representation or warranty as to such items made without such qualification. Furthermore, for purposes of determining whether any breach of the representations and warranties set forth in Section 4.11 has occurred after the Closing, all items scheduled on Schedule 4.11 shall be disregarded and deemed not to be set forth therein.

     Section 9.5 Waiver of Other Representations.
     (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE INTERESTS, THE COMPANIES OR THEIR ASSETS, THE BUSINESS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS MAKE NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE MIDCOAST ASSETS, THE COMPANIES OR THE BUSINESS.
     (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLERS’ INTERESTS IN THE MIDCOAST ASSETS, THE COMPANIES AND THEIR ASSETS, AND THE BUSINESS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE MIDCOAST ASSETS, THE COMPANIES AND THEIR ASSETS, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE MIDCOAST ASSETS, THE COMPANIES AND THEIR ASSETS AND THE BUSINESS.
     (c) The representations and warranties contained in Section 4.11 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.
     Section 9.6 Purchase Price Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the Purchase Price for Tax purposes.
     Section 9.7 Exclusive Remedy.
     (a) THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH PARTY’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOLLOWING CLOSING SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT.
     (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGES TO REPUTATION OR LOSS TO GOODWILL,

WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 9.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER.
ARTICLE X
TERMINATION
     Section 10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
     (a) by the mutual consent of Buyer and Sellers as evidenced in a writing signed by each of Buyer and Sellers;
     (b) by Buyer, if (i) there has been a breach by Sellers of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Sellers within thirty (30) days after written notice thereof from Buyer, (ii) Sellers fail to deliver to Buyer, on or before October 17, 2007, a certification evidencing that Sellers have obtained all board of director approval required of Sellers to consummate the transactions contemplated hereunder, (iii) Seller provides a supplement or amendment of any Disclosure Schedule under Section 6.10 and the failure to so supplement or amend such Disclosure Schedule would result in a breach of the representations and warranties relating to such Disclosure Schedule and would cause or result in a Material Adverse Effect, (iv) Buyer has not obtained, on or before October 15, 2007, all required financing sufficient to fund the consummation of the transactions contemplated by this Agreement, or (v) Buyer has not obtained, on or before October 15, 2007, all partner and board of director approval required of Buyer to consummate the transactions contemplated hereunder.
     (c) by Sellers, if (i) there has been a breach by Buyer of any representation, warranty or covenant contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Sellers at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Sellers, (ii) Buyer fails to deliver to Sellers, on or before October 17, 2007, a certification evidencing that Buyer has obtained all partner and board of director approval required of Buyer to consummate the transactions contemplated hereunder, (iii) Sellers have not obtained, on or before October 15, 2007, all board of director approval required of Sellers to consummate the transactions contemplated hereunder, or (iv) Buyer fails to deliver to Sellers, on or before October 17, 2007, a notice that Buyer has obtained all required financing sufficient to fund the consummation of the transactions contemplated by this Agreement.

     (d) by either Buyer or Sellers if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
     (e) by either Buyer or Sellers, if the Closing has not occurred on or before January 1, 2008 (provided the Party seeking to terminate this Agreement is not in default of any of its obligations under this Agreement), or such later date as the Parties may agree upon.
     Section 10.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto; provided, however, that if this Agreement is validly terminated by a Party as a result of an intentional, material breach of this Agreement by the non-terminating Party, then the terminating Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Section 6.2(b), Section 6.6(b) (the fifth sentence only) and Article XI shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by a termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) one Business Day after delivery to an overnight delivery service (e.g., FedEx), freight prepaid, or (c) delivered by facsimile and contemporaneously delivered in person or by overnight delivery service, freight prepaid, addressed as follows:
(i) If to Sellers, to:
Enbridge Midcoast Energy, L.P.
Midcoast Holdings No. One, L.L.C.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002
Attention: Mr. Rene Dartez
Facsimile: (713) 821-6710
with a copy (which shall not constitute notice) to:
Enbridge Midcoast Energy, L.P.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002
Attention: Vice President Law
Facsimile: (713) 821-2229

with a copy (which shall not constitute notice) to:
Fulbright & Jaworski L.L.P.
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010
Facsimile: (713) 651-5246
Attention: Ms. Deborah A. Gitomer
(ii) If to Buyer, to:
Quest Midstream Partners, L.P.
9520 North May Street, Suite 300
Oklahoma City, Oklahoma 73120
Facsimile: (405) 840-9897
Attention: Mr. Richard Muncrief
with a copy (which shall not constitute notice) to:
Stinson Morrison Hecker LLP
1201 Walnut Street
Kansas City, Missouri 64106-2150
Facsimile: (816) 691-2733
Attention: Mr. George E. Rider
or to such other address or addresses as the Parties may from time to time designate in writing.
     Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that Buyer may assign the right to receive the transfer and conveyance of the Midcoast Assets to any wholly-owned Affiliate of Buyer without obtaining the prior written consent of Seller, but no such assignment shall relieve Buyer of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
     Section 11.3 Rights of Third Parties. Nothing in this Agreement shall entitle any Person other than Buyer and Sellers to any Losses, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Parties and the Buyer Indemnified Parties (provided, however, any claim for indemnity hereunder on behalf of a Seller Indemnified Party or a Buyer Indemnified Party must be made and administered by a Party).
     Section 11.4 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
     Section 11.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signatures hereon shall, for all purposes, be deemed originals.
     Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby, including the letter agreement, dated July 25, 2007, between Buyer and Enbridge Midcoast.
     Section 11.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of the Companies or required to be disclosed on the Disclosure Schedule.
     Section 11.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.
     Section 11.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that a Party may publish such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances and providing the other Party the opportunity to review such press release or other public communication.
     Section 11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

     Section 11.11 Governing Law; Jurisdiction.
     (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles.
     (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.
     (c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).
     (d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
     Section 11.12 Further Assurances. Sellers will execute and deliver or cause to be executed and delivered to Buyer, and Buyer will execute and deliver or cause to be executed and delivered to Sellers, such further instruments of transfer, assignment and conveyance and take such other action as the other Party may reasonably require to more effectively carry out the consummation of the transactions contemplated by this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLERS:

ENBRIDGE MIDCOAST ENERGY, L.P.

By: Enbridge Midcoast Holdings, L.L.C.,
its general partner

By:	/s/ Terrance L. McGill
Terrance L. McGill
President

MIDCOAST HOLDINGS NO. ONE, L.L.C.

By:	/s/ Terrance L. McGill
Terrance L. McGill
President

BUYER:

QUEST MIDSTREAM PARTNERS, L.P.

By: Quest Midstream GP, LLC its general partner

By:	/s/ Jerry D. Cash
Jerry D. Cash
Chairman and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT 1.1(a)
Attached to and made a part of that certain
Purchase and Sale Agreement dated October 9, 2007, by and among
Enbridge Midcoast Energy, L.P. and Midcoast Holdings No. One, L.L.C., as “Sellers”, and
Quest Midstream Partners, L.P., as “Buyer”
FORM OF ASSIGNMENT OF PURCHASED INTERESTS
THIS ASSIGNMENT OF PURCHASED INTERESTS (this “Assignment”) dated                           , 2007, is from Enbridge Midcoast Energy, L.P., a Texas limited partnership (“Assignor”), to Quest Midstream Partners, L.P., a Delaware limited partnership, whose address is 9520 North May Avenue, Suite 300, Oklahoma City, Oklahoma 73120 (“Assignee”), and is effective as of 12:01 a.m., Central Time, on                           , 2007 (the “Effective Time”).
RECITALS
A.	Reference is made to that certain (i) [Certificate of Formation] of Midcoast Kansas Pipeline, L.L.C., a Delaware limited liability company (the “MKP”) dated the day of , , and filed with the Secretary of State of the State of Delaware on the day of , , with a file identification number of and (ii) [Certificate of Formation] of Midcoast Kansas General Partner, L.L.C., a Delaware limited liability company (“MKGP”; together with MKP hereinafter referred to as the “Companies”) dated the day of , , and filed with the Secretary of State of the State of Delaware on the day of , , with a file identification number of .

B.	Reference is made to that certain (i) [Operating Agreement] of MKP dated as of the day of , and (ii) [Operating Agreement] of MKGP dated as of the day of , .

C.	Assignor is the sole member of the each of the Companies and owns all of the issued and outstanding limited liability company interests in each of the Companies (the “Purchased Interests”).
NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby CONVEYS, ASSIGNS AND TRANSFERS unto Assignee, and Assignee hereby accepts such CONVEYANCE, ASSIGNMENT AND TRANSFER of, the Purchased Interests.
TO HAVE AND TO HOLD the Purchased Interests unto Assignee, and its successors and assigns, forever.
This Assignment is expressly made subject to the terms of that certain Purchase and Sale Agreement dated as of October      , 2007, by and between Assignor, Midcoast Holdings No. One, L.L.C. and Quest Midstream Partners, L.P. (the “Purchase Agreement”). The execution and delivery of this Assignment by Assignor, and the execution and acceptance of this Assignment by Assignee, shall not operate to release or impair any surviving rights or obligations of Assignor or Assignee under the Purchase Agreement.
     WITHOUT LIMITING ANY WARRANTY OR REPRESENTATION IN THE PURCHASE AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF ASSIGNOR DELIVERED PURSUANT TO SECTION 2.3(b)(v) OF THE PURCHASE AGREEMENT, AND IN EACH CASE SUBJECT TO THE LIMITATIONS SET FORTH IN THE PURCHASE AGREEMENT, ASSIGNOR MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, UNDER OR IN CONNECTION WITH THIS ASSIGNMENT, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE COMPANIES, THE COMPANIES’ BUSINESS OR ASSETS, THE PURCHASED INTERESTS OR ASSIGNOR’S TITLE TO THE PURCHASED INTERESTS.
     THIS ASSIGNMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES.
     This Assignment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that nothing in this Assignment shall assign or grant, or in any way operate to assign or grant, any right, title or interest in, to or under the Purchase Agreement, including any rights with respect to any warranty or representation in the Purchase Agreement, to any successor or assign of Assignee with respect to the Purchased Interests or any part thereof, it being expressly understood that rights, titles and interests under the Purchase Agreement may only be obtained or assigned in strict accordance with the terms thereof.
     This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.
     EXECUTED on                     ,      , 2007, to be effective as of the Effective Time.

ASSIGNOR:		ASSIGNEE:

Enbridge Midcoast Energy, L.P.,		Quest Midstream Partners, L.P.,
a Texas limited partnership		a Delaware limited partnership

By:	Enbridge Midcoast Holdings, L.L.C.,	By:

	a limited liability company,	a
	its General Partner	its General Partner

	By:	By:

	Name:	Name:

	Title:	Title:

EXHIBIT 1.1(b)
Attached to and made a part of that certain
Purchase and Sale Agreement dated October __, 2007, by and among
Enbridge Midcoast Energy, L.P. and Midcoast Holdings No. One, L.L.C., as “Sellers”, and
Quest Midstream Partners, L.P., as “Buyer”
FORM OF CONVEYANCE
     THIS CONVEYANCE, ASSIGNMENT AND BILL OF SALE (this “Conveyance”) is from Midcoast Holdings No. One, L.L.C., a Delaware limited liability company (“Assignor”), to                                                              , a                                             , whose address is                                             ,                      ,                                            (“Assignee ”), and is effective as of 12:01 a.m., Central Time, where the respective Assets are located, on                      , 2007 (the “Effective Time”).
ARTICLE 1
CONVEYANCE OF ASSETS
     Section 1.1 Conveyance. Assignor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, assigns, contributes and conveys unto Assignee, Assignor’s right, title and interest in and to the following (individually, an “Asset,” and collectively, the “Assets”):
          (a) That certain natural gas 3.5” pipeline, approximately 2,750 feet in length, interconnecting with Southern Star’s interstate 6 5/8” pipeline in the SW 1/4 of Section 23, Township 27 South, Range 4 East of Butler County, Kansas continuing in a northerly direction to the City of Augusta’s #2 electric generating power plant also in SW 1/4 of Section 23, Township 27 South, Range 4 East (the “Augusta System”) (the Augusta System also includes a delivery meter and odorization station from the Southern Star pipeline and a redelivery regulator station to Augusta Power Plant #2);
          (b) That certain natural gas pipeline consisting of six inch and four inch cathodically protected steel pipeline together with two measuring stations and pressure regulating equipment, which natural gas pipeline interconnects with the Southern Star 16” pipeline, on the south end of the Fairfax Bridge, in the NW 1/4 of Section 27, Township 10 South, Range 25 East, Wyandotte County, Kansas and the Owens Corning Fiberglass plant facility at the S.E. corner of the intersection of Kindleberger Road and Fiberglass Road, also in Section 27, Township 10 South, Range 25 East, Wyandotte County, Kansas (the “OCF System”);
          (c) That certain natural gas 8” pipeline interconnecting with the Southern Star interstate 26” pipeline in Section 12, Township 10 South, Range 25 East of Wyandotte County, Kansas continuing in a southeasterly direction to the Board of Public Utilities, Kansas City, Kansas Quindaro electric generating power plant located at 3601 North 12th Street in Section 28, Township 10 South, Range 25 East of Wyandotte County, Kansas (the “Quindaro System”; together with the Augusta System and the OCF System hereinafter referred to as the “Midcoast Systems”);

          (d) All easements, permits, licenses, servitudes, rights-of-way, surface leases, fee interests in real property and other surface rights appurtenant to, and used or held for use primarily in connection with any Midcoast System, including those identified on Exhibit A attached hereto, but excluding any of the same to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 6.3 of the Purchase Agreement (defined hereinafter);
          (e) All equipment, machinery, fixtures and other tangible personal property and improvements located on any Midcoast System or used or held for use primarily in connection with the operation of any Midcoast System, including those identified on Schedule 1.1(d) attached to the Purchase Agreement;
          (f) All Contracts by which any Midcoast System is bound, or that relate to or are otherwise applicable to any Midcoast System, including those identified on Schedule 1.1(e) attached to the Purchase Agreement, but excluding any Contracts to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 6.3 of the Purchase Agreement; and
          (g) All land files, contract files, right-of-way records, surveys, maps, plats, correspondence and other books, documents and records, in each case relating primarily to any Midcoast System, or used or held for use primarily in connection with the maintenance and operation thereof, but excluding any books, documents and records to the extent disclosure or transfer is restricted by applicable Law and attorney-client privileged communications and work product of Assignor’s legal counsel (other than title opinions).
     SAVING, EXCEPTING AND RESERVING to Assignor, however, all Excluded Assets (defined hereinafter).
     TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns, forever, subject, however, to all the terms and conditions of this Conveyance.
     Section 1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is saved, excepted, reserved, and excluded from the Assets conveyed hereby, all of the Excluded Assets.
ARTICLE 2
DISCLAIMERS
     Section 2.1 Disclaimers of Warranties and Representations.
          (a) WITHOUT LIMITING ANY WARRANTY OR REPRESENTATION SET FORTH IN THE PURCHASE AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF ASSIGNOR DELIVERED PURSUANT TO SECTION 2.3(b)(v) OF THE PURCHASE AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NEITHER ASSIGNOR NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE

CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, THE BUSINESS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE PURCHASE AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, ASSIGNOR MAKES NO REPRESENTATION OR WARRANTY TO ASSIGNEE WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ASSETS OR THE BUSINESS.
          (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PURCHASE AGREEMENT, ASSIGNOR’S INTERESTS IN THE ASSETS AND THE BUSINESS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND ASSIGNOR EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS, THE BUSINESS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND THE BUSINESS.
     Section 2.2 Retained Rights and Obligations. The execution and delivery of this Conveyance by Assignor, and the execution and acceptance of this Conveyance by Assignee, shall not operate to release or impair any surviving rights or obligations of Assignor or Assignee under the Purchase Agreement.
ARTICLE 3
ASSUMPTION OF OBLIGATIONS
     Section 3.1 Assumed Obligations. Assignee assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all Assumed Obligations.
ARTICLE 4
MISCELLANEOUS
     Section 4.1 Conveyance Subject to Purchase Agreement. This Conveyance is expressly made subject to the terms of the Purchase and Sale Agreement dated October ___, 2007 (the “Purchase Agreement”), by and among Assignor and Enbridge Midcoast Energy, L.P., as “Sellers”, and Quest Midstream Partners, L.P., as “Buyer”. Any capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Purchase Agreement.
     Section 4.2 Separate Assignments. Where separate assignments of Assets have been, or will be, executed for filing with and approval by applicable Governmental Authorities, any such separate assignments (a) shall evidence the conveyance and assignment of the applicable Assets herein made, and shall not constitute any additional conveyance or assignment of the Assets, (b) are not intended to modify, and shall not modify, any of the terms, covenants and conditions, or limitations on warranties, set forth in this Conveyance and are not intended to create and shall not create any representations, warranties or additional covenants of or by Assignor to Assignee, and (c) shall be deemed to contain all of the terms and provisions of this Conveyance, as fully and to all intents and purposes as though the same were set forth at length in such separate assignments.

     Section 4.3 Recording and Filing. To facilitate recording or filing of this Conveyance, unless otherwise required by applicable law, (a) the counterpart to be recorded in a given recording or filing jurisdiction may contain only that portion of the Exhibit attached hereto that describes property located in such recording or filing jurisdiction and (b) each counterpart to be filed with a federal or state agency or office may contain only that portion of the Exhibit attached hereto that describes property under the jurisdiction of such agency or office or that portion of such Exhibit that is the subject of a separate assignment filed with such agency or office.
     Section 4.4 Governing Law. THIS CONVEYANCE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES OTHER THAN MATTERS DEALING WITH THE OWNERSHIP OF REAL PROPERTY OR INTERESTS THEREIN, WHICH SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH PROPERTY IS LOCATED.
     Section 4.5 Successors and Assigns. This Conveyance shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that nothing in this Conveyance shall assign or grant, or in any way operate to assign or grant, any right, title or interest in, to or under the Purchase Agreement, including any rights with respect to any warranty or representation in the Purchase Agreement, to any successor or assign of Assignee with respect to the Assets or any part thereof, it being expressly understood that rights, titles and interests under the Purchase Agreement may only be obtained or assigned in strict accordance with the terms thereof.
     Section 4.6 Titles and Captions. All article or section titles or captions in this Conveyance are for convenience only, shall not be deemed part of this Conveyance and in no way define, limit, extend, or describe the scope or intent of any provisions hereof. Except to the extent otherwise stated in this Conveyance, references to “Articles” or to “Sections” are to Articles or to Sections of this Conveyance, and references to “Exhibits” are to the Exhibits attached to this Conveyance, which are made a part hereof and incorporated herein for all purposes.
     Section 4.7 Counterparts. This Conveyance may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument; provided, however, that, to facilitate recording or filing of this Conveyance, the recorded or filed counterpart may, unless otherwise required by applicable law, contain only a portion of some or all of the Exhibits attached hereto as provided in Section 4.3 above.
[SIGNATURE PAGE FOLLOWS]

     EXECUTED on                     , ___, 2007, to be effective as of the Effective Time.

ASSIGNOR:	ASSIGNEE:

Midcoast Holdings No. One, L.L.C.,

a Delaware limited liability company

By:	By:

Name:	Name:

Title:	Title:

STATE OF TEXAS	)
)
COUNTY OF HARRIS	)
     The foregoing instrument was acknowledged before me this                      day of                     , 2007, by                                         ,                                                              for Midcoast holdings No. One, L.L.C., a Delaware limited liability company, on behalf of said company.

Notary Public in
and for the State of Texas
My Commission Expires:

STATE OF TEXAS	)
)
COUNTY OF HARRIS	)
     The foregoing instrument was acknowledged before me this            day of                     , 2007, by                                         ,                                                              for                                         , a                                          , on behalf of said                                             .

, Notary Public in
and for the State of
My Commission Expires:

EXHIBIT A
To Conveyance
[This Exhibit will contain the list of property contained in Section 1.1(f) to the Purchase Agreement and will be supplemented and formatted, as necessary, to place the Conveyance in recordable form.]

Exhibit 1.1(c)
Attached to and made a part of that certain
Purchase and Sale Agreement dated October 9, 2007,
by and among Enbridge Midcoast Energy, L.P. and
Midcoast Holdings No. One, L.L.C., as “Sellers”, and
Quest Midstream Partners, L.P., as “Buyer”
FORM OF TRANSITION SERVICES AGREEMENT
     THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [Closing Date], 2007, is by and between Enbridge Midcoast Energy, L.P., a Texas limited partnership (“Provider”), and Quest Midstream Partners, L.P., a Delaware limited partnership (“Buyer”). Provider and Buyer are sometimes referred to in this Agreement as a “Party” or the “Parties”.
W I T N E S S E T H:
     WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of October 9, 2007 (the “Purchase Agreement”), by and among Buyer, Provider and Midcoast Holdings No. One, L.L.C., Buyer has purchased (a) all of the membership interests in (i) Midcoast Kansas Pipeline, L.L.C., a Delaware limited liability company (“MKP”), and (ii) Midcoast Kansas General Partner, L.L.C., a Delaware limited liability company (“MKGP”) and (b) the Midcoast Assets; and
     WHEREAS, MKP owns a 0.1% general partner interest in Enbridge Pipelines (KPC), a Kansas general partnership (the “Acquired Company”), and MKGP owns a 99.9% general partner interest in the Acquired Company; and
     WHEREAS, the Acquired Company owns a 1,120 mile interstate natural gas pipeline system and related assets located in Kansas, Missouri and Oklahoma that are generally known as the “KPC System” (collectively, the “System”); and
     WHEREAS, Provider and its Affiliates have provided certain services in support of the System; and
     WHEREAS, Provider and Buyer recognize that it is necessary and desirable for Provider to continue to provide, or cause to be provided, such services in support of the System for a transitional period pursuant to the terms of this Agreement following the Closing Date.
     NOW, THEREFORE, in consideration of the premises, the covenants set forth herein and the benefits to be derived herefrom, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. Each capitalized term in this Agreement has the meaning given such term in this Article I. Any capitalized term in this Agreement not defined in this Article I shall have the meaning given such term in the Purchase Agreement.

     “Acquired Company” has the meaning set forth in the Recitals.
     “Agreement” has the meaning set forth in the preface.
     “Business” has the meaning set forth in Section 2.1.
     “Buyer” has the meaning set forth in the preface.
     “Caminus System” shall mean the Provider’s IT system used to path flows across the System, store rates for fuel and transportation, schedule, allocate and create invoices with respect to the System, as well as capture transport agreements and capacity release deals.
     “Continuing Employee” shall mean an Affiliate Employee who accepts Buyer’s offer of employment.
     “Continuing Field Operations Date” has the meaning set forth in Section 2.5.
     “Direct Costs” shall mean all costs of services, materials and equipment, including transportation thereof, paid to non-Affiliated third parties or any Affiliated parties reasonably approved by Buyer, but excluding the costs of any material that would be provided as Routine Services.
     “EBB” has the meaning set forth in Section 2.1(b).
     “Emergency Operations” has the meaning set forth in Section 2.2.
     “FERC” shall mean the Federal Energy Regulatory Commission.
     “IT” has the meaning set forth in Section 2.1(b)(iii).
     “Losses” shall mean all actual liabilities, losses, damages, awards, costs and expenses (including reasonable fees and expenses of counsel).
     “Midcoast Systems” means the Augusta System, the OCF System and the Quindaro System.
     “MKGP” has the meaning set forth in the Recitals.
     “MKP” has the meaning set forth in the Recitals.
     “Non-Routine Services” has the meaning set forth in Section 2.2.
     “Party” or “Parties” has the meaning set forth in the preface.
     “Provider” has the meaning set forth in the preface.
     “Provider Parties” has the meaning set forth in Section 7.1.
     “Purchase Agreement” has the meaning set forth in the Recitals.
     “Routine Service Fee” has the meaning set forth in Section 2.3(a).

     “Routine Services” has the meaning set forth in Section 2.1.
     “Services” shall mean the Routine Services and Non-Routine Services collectively.
     “System” has the meaning set forth in the Recitals.
     “System Contracts” has the meaning set forth in Section 2.1(c)(ii).
     “Termination Date” has the meaning set forth in Section2.6.
ARTICLE II
SERVICES
     2.1 Description of Routine Services. During the term of this Agreement, Provider shall provide to Buyer the same non-field related administrative, technical, operational, gas accounting and other similar services (the “Routine Services”) which, as of the date hereof, were being provided, or were available, to the Acquired Company by or from Provider or any of its Affiliates in respect of the System which are reasonably necessary or appropriate to effect the orderly transfer of ownership of the Acquired Company and control of the business and operations of the Acquired Company in respect of the System (the “Business”) to the Buyer to the extent requested by Buyer in writing. Buyer acknowledges and agrees that the Routine Services will be provided by or from Provider or any of its Affiliates and to the extent any of Provider’s Affiliates provide the Routine Services, such services shall nevertheless be considered as having been performed or provided by Provider hereunder. Such services shall include, but not be limited to, the following:
(a) Non-field Operations. From the Closing Date through the Termination Date, Provider shall perform for Buyer such non-field activities as may be needed to transfer support functions for field operations relating to the System to Buyer including, but not limited to, the following:
(i) upon turnover of operations of the non-field operations to Buyer or any of its Affiliates, Provider will provide to Buyer any available original DOT construction documentation for the System and DOT operations and maintenance records as defined in 49 CFR 191 and 49 CFR 192 and any inspection records required by any specific operating permits under which the System operates;
(ii) provide to Buyer copies of any available data books and maintenance history records of the equipment included as part of the System;
(iii) assist Buyer in changing the One Call coverage for the System, such that Buyer shall be responsible for providing such coverage no later than thirty (30) days after the date of this Agreement;
(iv) provide to Buyer a copy of any local operating manuals, System specific emergency evacuation plans, SPCC plans, and Worst Case Discharge data for System pipeline segments in hard copy and in electronic format;
(v) assist Buyer in changing invoicing for services provided by outside parties such as communications and waste disposal;

(vi) provide to Buyer copies of any waste disposal manifests for the System;
(vii) provide to Buyer copies of any available drawings for the System including mechanical piping, electrical wiring diagrams, piping and instrumentation diagrams, motor control stations diagrams, and all other reference drawings in hard copy format and in electric format if available;
(viii) make available to Buyer any programmable logic controller programs and the configurations files for all RTU’s in hard copy and electronic format;
(ix) provide to Buyer any available copies of all previously performed site inspections for naturally occurring radioactive materials, benzene and noise surveys and any environmental site inspections performed; and
(x) assist Buyer in converting the financial statements of the Acquired Company from a FERC-basis of accounting to a GAAP-basis of accounting.
(b) Operations Support. From the Closing Date through the Termination Date, Provider shall perform administrative services with respect to the operation of the Provider’s electronic bulletin board (“EBB”), SCADA system and electronic measurement equipment connected or applicable to the System and provide measurement services to track the gas volumes entering and departing the System as follows:
(i) post all required operations related information on the EBB, such information to be supplied by Provider;
(ii) post all required non-operations related information on the EBB, such information to be supplied by Buyer;
(iii) provide transaction support for the operation of the EBB which shall include any informational technology (“IT”) maintenance of the EBB functionality but not upgrades to the EBB or any other IT support which would require material reprogramming;
(iv) generate reports and data from System transactions in the form customarily generated by Provider and allow access to such reports by Buyer;
(v) maintain existing real time data linking the electronic measurement systems with the EBB;
(vi) maintain existing RTU software and support of such software;
(vii) provide disaster recovery services for those services being provided under this Section 1.2(b);
(viii) assist Buyer in transitioning existing data to Buyer’s computer systems by providing downloadable format of all notices, tariff, and other information posted on the EBB;
(ix) assist Buyer in Buyer’s acquisition of software licenses;

(x) allow Buyer to access SCADA via a dialup or internet network, such access to be view-only except in those instances where Buyer’s operations field personnel have customarily had control access in addition to view-only access. Data to be accessed by Buyer shall include operating data with respect to gas entering or exiting the System, including pressures, Btu content, gas quality, volumes and quantities in dekatherms, and such other data as agreed by Provider and Buyer; and
(xi) allow Buyer view-only access to any reports, data, and other posted information in the form currently available to Provider.
(c) Transportation Services. From the Closing Date through the Termination Date, Provider shall perform (1) gas control and dispatch services from its offices in Houston, Texas for the System, (2) such administrative services as are reasonably requested by Buyer relating to contract administration and (3) gas scheduling services for the System as follows:
(i) Gas control and dispatch:
(1) dispatch System gas in accordance with scheduled volumes;
(2) respond to emergency conditions and communications failures as appropriate for the safe and reliable operation of the System;
(3) communicate requests for compressor unit operation to Buyer’s field operations personnel;
(4) monitor operational data for the System on a 24-hour per day basis;
(5) monitor and, in conjunction with Buyer’s field operations staff, enforce gas quality and liquid hydrocarbon control; and
(6) monitor all electronic measurement and communication equipment alarms.
(ii) Contract administration. Provider shall perform such administrative services as are reasonably requested by Buyer relating to contracts involving gas deliveries and receipts on the System (“System Contracts”), including the following:
(1) administer the existing System Contracts including the maintenance of contract files, receipt and delivery of routine notices, determination of rates and other changes as may be set forth in such contracts (as same may be amended by Buyer from time to time), and input of any such changes to the Caminus System;
(2) administer new System Contracts generated and executed by Buyer including the creation and maintenance of contract files and/or capacity release files, receipt and delivery of routine notices, determination of rates and other changes as may be set forth in such contracts or as directed by Buyer, and input of any such changes to the Caminus System; and
(3) generate reports and data pertaining to the System Contracts in the form customarily generated by Provider by the Caminus System, and allow reasonable access to such reports by Buyer.
(iii) Gas Scheduling. Provider shall provide gas scheduling services for the System in accordance with the System’s tariff, Contracts and federal regulations, as applicable, as follows:
(1) accept and confirm nominations from shippers and schedule;
(2) coordinate all scheduled transportation volumes with upstream and downstream pipeline systems;
(3) determine capacity allocations on the System as necessary;
(4) allocate volumes on the System; and
(5) provide Buyer copies of all above transactions, either through on-line access or daily electronic copies.
(d) Gas Accounting. From the Closing Date through the Termination Date, Provider shall perform the following gas accounting services related to the Business:
(i) the preparation and issuance of customer invoices;
(ii) assess transportation charges;
(iii) calculate imbalances;
(iv) assess cash-out charges;
(v) assess penalties;
(vi) provide fuel true-up;
(vii) administer imbalance trading;
(viii) administer manual adjustments;
(ix) prepare and issue all invoices and statements for the production months that Provider performs all other Services as listed in Section 1.2(a)-(e) including prior period adjustments; and
(x) assist in any required reconciliation or investigation of accounting data for periods prior to or through the term of this Agreement.
Provider shall not be responsible for recording such data on Buyer’s or the Acquired Company’s books or preparing the financial accounting for the Acquired Company.

Provider agrees to transfer to Buyer (in hard copy and in an electronic copy format compatible with the systems of Buyer and Provider, as reasonably determined by Buyer and Provider) all necessary records in the context of providing the Services hereunder for Buyer to complete its accounting records, provided, however, it shall be Buyer’s responsibility to properly record such information on its or the Acquired Company’s books of accounts.
(e)	Measurement Services. From the Closing Date through the Termination Date, Provider shall provide measurement services to track the gas volume entering and departing the System as follows:
(i) provide custody transfer volume data;
(ii) administer third party audit requests;
(iii) input third party measured volumes;
(iv) maintain meter configuration information;
(v) review meter test reports;
(vi) analyze gas quality samples;
(vii) maintain the link between the System’s electronic gas measurement equipment and Provider’s gas control system; and
(viii) provide link for gas quality with EBB.
(f) Temporary Office Space. From the Closing Date through the Termination Date (or until such earlier date as Buyer notifies Provider in writing that Buyer no longer requires office space), Provider shall provide to Buyer approximately [                    ] square feet of temporary office space equipped with phones, computer connections and other reasonable necessary accommodations for use by Buyer’s employees or representatives involved in the Services. Such space shall be made available at Provider’s facilities in Houston, Texas.
     2.2 Description of Non-Routine Services. Provider shall perform for Buyer all supervisory, administrative, technical and other services as may be reasonably required to provide all of the following services (such services, including Emergency Operations, being the “Non-Routine Services”):
(a) modification, edits, additions or deletions to any SCADA system, measurement, gas control, scheduling or gas accounting system resulting from facility changes to the System, including installation or removal of meter stations, compression modifications, extensions or expansions of existing pipeline and abandonment of facilities;
(b) the installation and testing of equipment associated with transitioning the supervisory control and data acquisition systems;

(c) assist Buyer in obtaining any waivers of FERC regulations or other FERC changes; and
(d) any other service of a non-recurring and major nature that is approved in writing by Buyer as a Non-Routine Service.
     Notwithstanding any other provision of this Agreement, in case of explosion, fire, extreme cold, freezing, spills, leaks or other environmental occurrences, or other sudden emergency, or any major interruption of the operation of the System (the “Emergency Operations”), or any part thereof, the prior approval of the Buyer shall not be a prerequisite to Provider taking such steps and incurring such costs as, in Provider’s opinion, are reasonably required to deal with such emergency or interruption or to safeguard life and/or property in such event if, in Provider’s good faith opinion, any potential delay incurred by securing such approval would possibly jeopardize the interests of Buyer; provided, however, that Provider shall, as promptly as may be reasonably practicable, by telephone notice or otherwise report such emergency or interruption to Buyer, including full particulars thereof, the corrective action being taken or proposed and the estimated cost thereof, and endeavor to secure from Buyer any authorization that might be required for any further action or expenditure. Such notice shall be confirmed in writing, as promptly as may be reasonably practicable, and shall set forth the nature of the emergency or interruption, full particulars thereof known at the time of the confirmation, the corrective action taken or proposed to be taken to alleviate such emergency situation, and the estimated cost of such corrective action. Such information shall be periodically revised by Provider as appropriate. Buyer shall, as promptly as may be reasonably practicable, make any required reports of such emergency or interruption to federal, state or local regulatory authorities having jurisdiction.
     Non-Routine Services shall not be performed until written consent has been received from the Buyer, except for such Emergency Operations as Provider is authorized to conduct prior to receiving Buyer’ authorization under the terms of this Section 2.2.
     2.3 Compensation. Provider shall be compensated for the Routine and Non-Routine Services as follows:
(a) Routine Services. During the six month period following the Closing, Buyer shall pay to Provider a payment of $40,000 per month in cash (the “Routine Service Fee”) to compensate Provider for the expected costs of Routine Services to be provided by Provider hereunder. Such Routine Service Fee shall be payable in advance on the first day of each month, and shall be pro-rated for any partial month. Should Buyer elect its option to extend the term of this Agreement pursuant to the first sentence of Section 2.6, the Routine Service Fee shall be increased by $20,000 per month for the first month of extension and increasing an additional $10,000 per month each and every month thereafter.
(b) Non-Routine Services. For the performance of Non-Routine Services with respect to the System, Buyer shall pay Provider the Direct Costs incurred by the Provider or any of its Affiliates in performing such Non-Routine Services, plus thirty percent (30%) of such Direct Costs.

     2.4 Standards of Services. In providing the Services, Provider shall act as a reasonably prudent operator and in compliance with applicable Laws and substantially in the same manner as such Services have been provided to the Acquired Company prior to the date of this Agreement. Notwithstanding the foregoing, Buyer acknowledges and agrees that Provider is not in the business of providing services such as the Services to third parties and that Provider is willing to provide the Services only on a transition basis as an accommodation to Buyer. Provider will have absolutely no obligation hereunder to alter the Services or to perform any other services not specifically set forth herein to accommodate post-Closing changes of Buyer or of the Acquired Company or changes in the FERC regulations, including but not limited to any North American Energy Standards Board standards that have not currently been implemented.
     Except as required under the Purchase Agreement or the Acquired Company’s tariff, Provider shall not be obligated to provide records, financial information, or other information which is not kept or reported in the ordinary course of business by Provider or its Affiliates, and except as otherwise expressly provided herein, nothing herein shall require Provider to install equipment or expand any systems or services or to reprogram or program any of its equipment, software or information systems at any location beyond the level provided by Provider or its Affiliates as of the date hereof.
     Buyer shall make its field personnel available to assist Provider in the performance of the Services pursuant to Section 2.1 (a)-(e) and Section 2.2 in the same manner and to the same extent as such personnel have been available and provided assistance in respect to the Business prior to the date of this Agreement.
     2.5 Buyer shall make its Continuing Employees available to assist Provider in the performance of the continuing field operations for the Midcoast Systems, which prior to this date were conducted by Provider. Such field operations services, which are reasonably necessary and appropriate, will be performed by Buyer substantially in the same manner as such field operations have been provided to the Midcoast Systems prior to the date of this Agreement. Buyer shall provide such continuing field operations for the Midcoast Systems to Provider until the earlier of: (a) Buyer closes on the purchase of the Midcoast Systems; (b) Provider sells or transfers the Midcoast Systems to a third party; or (c) the later to occur of (i) the Termination Date and (ii) the Lateral Systems Date (the “Continuing Field Operations Date”). To the extent these continuing field operations are routine in nature (i.e., they are akin to the Routine Services), they will be provided without charge by Buyer, although Provider will reimburse Buyer for the out-of-pocket costs of third parties incurred by Buyer and approved by Provider (x) in providing such services and (y) in providing spare parts and other tangible items used in performing such services. To the extent these continuing field operations are not routine in nature (i.e., they are akin to the Non-Routine Services), they will be provided at Buyer’s cost.
     2.6 Term. This Agreement shall commence on the Closing Date and expire on the last day of the sixth (6th) full month following the Closing Date; provided, however, that Buyer may extend said term on a month-to-month basis for up to a total term of twelve (12) full months following the Closing Date by providing written notice thereof to Provider thirty (30) days prior to the expiration of the then existing term; further provided, however, that Buyer may terminate this Agreement at any time after two (2) months of the Closing Date by providing thirty (30) days’ prior written notice thereof to Provider. The date upon which this Agreement terminates pursuant to this Section 2.6 shall be referred to as the “Termination Date”. The termination of this Agreement in whole or in part shall not (i) release any obligations, liabilities, rights and remedies arising out of any breach of, or failure to comply with, this Agreement occurring prior to such termination or (ii) release, impair or affect the covenants and agreements contained in Article VII, Section 8.2, Section 8.5 and Section 8.6, each of which shall survive such termination and continue in full force and effect. Notwithstanding anything contained in this Section 2.6 to the contrary, Buyer’s covenants and agreements set forth in Section 2.5 shall continue until the Continuing Field Operations Date.
ARTICLE III
SCOPE OF AUTHORITY
     3.1 Scope of Provider’s Authority. Provider shall not have the authority to do any of the following on behalf of Buyer:
     (a) borrow or lend money;
     (b) create any lien or encumbrance;
     (c) participate in any gas futures or hedging activities;
     (d) execute, terminate, or amend any contracts in the name of or on behalf of Buyer;
     (e) purchase or sell any asset;
     (f) execute any indemnification for the benefit of any party or any release or waiver;
     (g) adopt any employee plan; and
     (h) take any other action not in the ordinary course of business.
     3.2 Routine Communications. Buyer shall designate certain employees for Provider personnel to contact for the approval of Non-Routine Services as set forth herein above, and for other matters concerning the Services.
     3.3 Notice of Transfer. Provider shall, to the extent required by Law or contract, notify third parties with whom it deals, including, but not limited to, lessors, local, state and federal agencies, and vendors, that it is providing services for Buyer as an independent contractor and not as an agent on behalf of Buyer.
ARTICLE IV
AUDIT
     4.1 Audit. Buyer shall have the right:
(a) to audit all measurement, volume and invoices and supporting records for Non-Routine Services and expenses paid by Provider in connection with providing the Non-Routine Services;
(b) to object to the amounts set forth in such invoices; and

(c) to the extent Buyer substantiates an error to an amount set forth in an invoice, to require Provider to re-issue such invoice to the applicable customer for the adjustment amount;
provided, however, that such audit must be completed and objections made on or before the expiration of six months from the Termination Date otherwise Buyer shall be deemed to have waived its rights under this Article IV.
ARTICLE V
RECORDS ACCESS AND COPYING
     5.1 Access. During the term of this Agreement, Provider shall provide Buyer interim access to all available records (including electronic records) relating to the Acquired Company as provided herein and in the Purchase Agreement and shall turn over all such records to Buyer as soon as reasonably practicable upon termination of this Agreement.
     5.2 Copying. To the extent Provider can do so without interfering with its ability to provide the Services, and to the extent not restricted under the Purchase Agreement, Provider shall make copies (in physical or electronic form, as determined by the parties) of records requested by Buyer at Buyer’s expense, or in the alternative, shall provide reasonable access during normal business hours to records, copying equipment and sufficient facilities for copying to be performed by Buyer. The expenses charged by Provider for interim copying shall be the actual and reasonable costs incurred by Provider. All copies made pursuant to this Section 5.2 shall be the property of Buyer.
ARTICLE VI
CONFLICT OF INTEREST
     6.1 General. Buyer and Provider understand that conflicts of interest may arise during the course of Provider providing the Services hereunder. Buyer and Provider shall in good faith cooperate in establishing reasonable guidelines for Provider to follow to minimize any unavoidable conflicts. In the event Buyer notifies Provider that Buyer reasonably believes an unavoidable conflict exists or Provider reasonably believes an unavoidable conflict exists, Provider shall consult with Buyer regarding the performance of the Services hereunder as it relates to such conflict.
ARTICLE VII
INDEMNIFICATION AND DISCLAIMER
     7.1 INDEMNIFICATION. EXCEPT TO THE EXTENT DIRECTLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY, EACH PARTY SHALL HOLD HARMLESS AND INDEMNIFY THE OTHER PARTY, ITS AFFILIATES, AND EACH OFFICER, DIRECTOR, REPRESENTATIVE AND EMPLOYEE OF THE OTHER PARTY AND ANY OF ITS AFFILIATES (COLLECTIVELY, THE “INDEMNIFIED GROUP”) FROM AND AGAINST ALL LOSSES ARISING OUT OF, RELATING TO, OR RESULTING FROM ANY ACT OR OMISSION PERFORMED OR OMITTED IN CONNECTION WITH THE SERVICES PROVIDED HEREUNDER BY EITHER PARTY OR A PARTY’S PERFORMANCE OF THIS AGREEMENT EVEN IF SUCH LOSSES ARISE OUT OF, RELATE TO OR

RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY MEMBER OF THE INDEMNIFIED GROUP.
     NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR, AND SUCH PARTY HEREBY RELEASES THE OTHER PARTY FROM, ANY LOSS ARISING OUT OF ANY ACT OR OMISSION OF THE OTHER PARTY IN CONNECTION WITH THE SERVICES PROVIDED HEREUNDER BY EITHER PARTY OR THE OTHER PARTY’S PERFORMANCE OF THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH LOSS DIRECTLY RESULTS FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR ANY LOST PROFITS, LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BAR RECOVERY BY ANY MEMBER OF AN INDEMNIFIED GROUP FOR INDEMNIFIED LOSSES UNDER THIS SECTION 7.1 TO THE EXTENT SUCH LOSSES ARE OWED BY ANY MEMBER OF AN INDEMNIFIED GROUP TO AN UNAFFILIATED THIRD PARTY.
     7.2 Disclaimer. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NEITHER PARTY MAKES, AND EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PERFORMANCE OF THE SERVICES PROVIDED HEREUNDER BY EITHER PARTY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.
ARTICLE VIII
MISCELLANEOUS
     8.1 Assignment. Neither Provider (except to the extent expressly provided herein) nor Buyer may transfer or assign this Agreement or any of its obligations or rights herein without the consent of the other Party.
     8.2 Force Majeure. Performance by Provider and Buyer under this Agreement, other than the obligation either may have to make payments of money due, shall be suspended in the event such performance is prevented by strikes, work stoppages, fires, floods, hurricanes, storms, bad weather, tornadoes, lightning, explosions, acts of God or the public enemy, governmental laws, rules, regulations or orders, and other events, whether similar or dissimilar, beyond the control of Provider or Buyer, as the case may be.
     8.3 Independent Contractor Relationship. It is the intent of the Parties that with respect to the services provided hereunder by the Parties, each Party is an independent contractor, with the authority to control, oversee, and direct the performance of the details of the services to be performed by such Party. The other Party shall have the right (to the extent not inconsistent with sound operating practices in the sole discretion of the providing Party) to direct the other Party to conduct or not to conduct certain services (consistent with the other party’s obligations contained herein) with respect to the System and the Midcoast System, but the means and manner of the same shall be in the exclusive control of the providing Party. This Agreement is not intended to and shall not be construed as creating a joint venture, partnership, agency or other association within the meaning of the common law or under the laws of the state in which either Party is incorporated, organized, or conducting business.
     8.4 Employees. During the term of this Agreement and for a period of one-hundred-eighty (180) days after the Termination Date, Buyer shall not and shall cause each of its Affiliates not to directly or indirectly solicit for employment by Buyer or any Affiliate of Buyer any employee of Provider or any of its Affiliates; provided, however, that a general advertisement or general solicitation for potential employees shall not be considered a breach of this Section 8.4, and a decision to hire any employee of Provider or any of its Affiliates who applies in response to such solicitation shall not be considered a breach of this Section 8.4.
     8.5 Purchase Agreement. This Agreement is made in accordance with and is subject to the terms and conditions of the Purchase Agreement. If there is a conflict between the provisions of the Purchase Agreement and this Agreement, the provisions of the Purchase Agreement shall control.
     8.6 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, WILL BE PERFORMED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL PROCEDURAL AND SUBSTANTIVE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAW THAT WOULD DIRECT THE APPLICATION OF ANY OTHER LAWS.
     8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.8 No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any Person other than Provider or Buyer or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.
     8.9 Notice. Unless otherwise specifically provided in this Agreement, any written notice or other communication will be deemed given when received by the Party entitled to notice, except that if received after 4:00 p.m. central standard time on any day, such notice will be deemed given on the next business day. Notices will be directed as follows:
     (a) If to Provider:
Enbridge Midcoast Energy, L.P.
Attn: XXXXXXX
1100 Louisiana, Suite 3300
Houston, Texas 77002
Fax: (713) xxx-xxxx

     (b) If to Buyer:
Quest Midstream Partners, L.P.
Attention:
9520 North May Street, Suite 300
Oklahoma City, Oklahoma 73120
Fax: (405) 840-9897
In like manner, either Party may change the address to which notices to it should be directed.
     8.10 Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by both Parties, and this Agreement shall be binding upon both Parties with the same force and effect as if both Parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Enbridge Midcoast Energy, L.P.

By:	Enbridge Midcoast Holdings, L.L.C., its general partner

By:

Name: Terrance L. McGill
Title: President

Quest Midstream Partners, L.P.

By:	Quest Midstream GP, LLC, its general partner

By:

Name: Jerry Cash
Title: Chairman and CEO
[Signature Page of Transition Services Agreement]

EXHIBIT 2.3(b)(viii)
Attached to and made a part of that certain
Purchase and Sale Agreement dated October 9, 2007, by and among
Enbridge Midcoast Energy, L.P. and Midcoast Holdings No. One, L.L.C., as “Sellers”,
and
Quest Midstream Partners, L.P., as “Buyer”
SELLERS GUARANTEE
GUARANTEE dated as of                                          by Enbridge Energy Partners, L.P. (the “Guarantor”) to and in favor of Quest Midstream Partners, L.P. (the “Beneficiary”).
RECITALS
     A. Enbridge Midcoast Energy, L.P., a Texas limited partnership (“Enbridge Midcoast”), and Midcoast Holdings No. One, L.L.C., a Delaware limited liability company (“Midcoast Holdings”; together with Enbridge Midcoast hereinafter referred to as “Sellers”), entered into that certain Purchase and Sale Agreement with the Beneficiary on October 9, 2007 (the “Purchase Agreement”).
     B. Each Seller is a wholly-owned subsidiary of the Guarantor.
     C. To induce the Beneficiary to enter into the transactions contemplated under the Purchase Agreement, Sellers are required to deliver this Guarantee, duly executed by the Guarantor, to the Beneficiary at the Closing.
     D. The guarantees provided in this Guarantee are reasonably expected to benefit, directly or indirectly, the Guarantor, and entering into and executing this Guarantee is in the best interest of the Guarantor.
     E. Capitalized terms used but not otherwise defined herein shall have the meaning given to such term in the Purchase Agreement.
AGREEMENTS
IN CONSIDERATION of the foregoing, the Guarantor agrees as follows:
1. Obligations
The Guarantor irrevocably and unconditionally guarantees to the Beneficiary, its successors and permitted assigns the due and punctual payment of all present and future amounts payable by Sellers to the Beneficiary which arise under Section 7.7 and Section 9.2(a) of the Purchase Agreement (collectively the “Obligations”).

2. Nature of Guarantee
The liability of the Guarantor shall be absolute and unconditional irrespective of any change in the name, objects, capital, corporate documents or by-laws of either Seller or any amalgamation, merger or re-organization of either Seller or, if a partnership, in the firm (in which case this Guarantee shall apply to the corporation or partnership, as the case may be, resulting or continuing there from).
3. Liability as Primary Debtor
All debts, liabilities and obligations incurred by either Seller to the Beneficiary under or pursuant to Section 7.7 and Section 9.2(a) of the Purchase Agreement shall form part of the Obligations despite: (i) any incapacity, disability, or lack or limitation of status, authorization or power of such Seller or any of its directors, officers or agents (other than incapacity, disability or lack or limitation of status, authorization or power of which the Beneficiary has been given actual notice by such Seller or the Guarantor); (ii) such Seller not being a legal entity, (iii) the bankruptcy, insolvency, dissolution or liquidation of such Seller; (iv) any lack of a written contract or of execution of documents by such Seller if such Seller has agreed in writing with the Beneficiary to be bound by transactions without such writing or execution. Any such debts, liabilities and obligations which may not be recoverable from the Guarantor as guarantor shall be recoverable from the Guarantor as principal debtor upon demand and with interest, calculated and payable as provided in this Guarantee.
4. Continuing Guarantee
This is a continuing guarantee and shall apply to and secure payment of all Obligations and any ultimate unpaid balance thereof. This Guarantee shall be reinstated if at any time any payment of any Obligation is rescinded or must otherwise be restored or returned by the Beneficiary upon the insolvency, bankruptcy or reorganization of a Seller or for any other reason whatsoever, all as though such payment had not been made.
5. Term
This Guarantee will remain in full force and effect until three (3) years from the date hereof. Such termination shall not affect the Guarantor’s liability for amounts due pursuant to Obligations with respect to (i) any written notice of claim or demand given to Guarantor by Beneficiary prior to the expiration of such three (3) year period, or (ii) transactions or agreements, including extensions, renewals and amendments, entered into prior to the effective date of such termination.
6. Right to payment
Guarantor’s liability under this Guarantee will not be affected by the existence, validity, enforceability, perfection or extent of any collateral or security for the Obligations. The Beneficiary shall not be obligated to file any claim relating to the Obligations if either Seller becomes subject to a bankruptcy, reorganization or similar proceeding and the failure of the Beneficiary to do so shall not affect the Guarantor’s obligations under this Guarantee. The Beneficiary shall not be bound to seek or exhaust its recourse against Sellers or any other person or to realize on any security it may hold in respect of the Obligations before being entitled to payment under this Guarantee. The Guarantor renounces all benefits of discussion and division.

7. Dealings by Beneficiary
The Beneficiary may, without giving notice to or obtaining the consent of the Guarantor, enter into agreements and transactions with Sellers, amend or modify agreements with Sellers, settle or compromise any of the Obligations, grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, whether full, partial, conditional or otherwise, perfect or fail to perfect any securities, release any undertaking, property or assets charged by any securities to third parties and otherwise deal or fail to deal with Sellers and others (including, without limitation, any other guarantors) and securities, hold moneys received from Sellers and others or from any securities unappropriated, apply such moneys against part of the Obligations and change any such application in whole or in part from time to time, all as the Beneficiary may see fit, without prejudice to or in any way discharging or diminishing the liability of the Guarantor and no loss of or in respect of any securities received by the Beneficiary from Sellers or any other persons, whether occasioned through the fault of the Beneficiary or otherwise, shall in any way discharge or diminish the liability of the Guarantor.
8. Payment
If Sellers fail to pay any Obligation when due, the Guarantor will pay that Obligation directly to the Beneficiary promptly upon the Beneficiary’s demand (“Payment Demand”) in accordance with this Guarantee. Guarantor shall pay such Payment Demand within five (5) Business Days. A Payment Demand shall be in writing and shall reasonably and briefly specify in what manner and what amount Sellers have failed to pay and an explanation of why such payment is due, with a specific statement that Beneficiary is calling upon Guarantor to pay under this Guarantee. A single written Payment Demand shall be effective as to any specific default during the continuance of such default, until Sellers or Guarantor has cured such default, and additional written demands concerning such default shall not be required until such default is cured. Payment Demand shall be delivered to the Guarantor’s address set forth in this agreement or at such other address as the Guarantor may from time to time designate to the Beneficiary in writing.
9. Waivers
Guarantor waives notice of acceptance of this Guarantee and waives diligence, presentment, protest, notice of protest, acceleration or dishonor and all demands whatsoever other than the demand described in the preceding section of this Guarantee. Any failure of the Beneficiary to exercise, and any delay by the Beneficiary (other than a delay that gives rise to a defense under an applicable statute of limitation) in exercising, any right, remedy or power under this Guarantee shall not operate as a waiver of such right, remedy or power. Any single or partial exercise by the Beneficiary of any right, remedy or power under this Guarantee shall not preclude any other or future exercise of any right, remedy or power.
10. Maximum Liability
Notwithstanding any other provision of this Guarantee, Guarantor’s aggregate liability (“Guarantor’s Liability Limit”) under this Guarantee is limited to Fifteen Million United States Dollars (US $15,000,000). This Guarantee shall cover and Guarantor shall pay, any reasonable enforcement costs and expenses to which the Beneficiary is entitled under this Guarantee, provided that Guarantor’s obligation to pay any such reasonable costs and expenses shall be subject to, and included within, the Guarantor’s Liability Limit to the same extent as any other liability incurred by Guarantor hereunder.
Except to the extent that the Purchase Agreement expressly provides that Sellers shall have liability for damages other than direct, actual damages, THE LIABILITY OF THE GUARANTOR SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES AND THE GUARANTOR SHALL NOT BE LIABLE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR ANY LOST PROFITS, LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF ANY BUSINESS, DAMAGE TO REPUTATION OR LOSS TO GOODWILL.
11. Subrogation rights
Until an Obligation has been paid in full, the Guarantor shall not have any right to be subrogated to any rights of the Beneficiary with respect to that Obligation. Upon payment of any of the Obligations, Guarantor shall be subrogated to the rights of the Beneficiary against Sellers with respect to that Obligation, and Beneficiary agrees to take, at the Guarantor’s expense, such steps as the Guarantor may reasonably request to implement such subrogation; provided, however, that Guarantor may not exercise any subrogation right (and Beneficiary shall not be required to take any action in connection therewith) until the expiration of three years from the date hereof.
12. Taxes and Set-off
All amounts payable by the Guarantor shall be paid without any deduction or withholding (whether for duties, levies or taxes imposed, levied or assessed by any authority or any other matter whatsoever) whatsoever unless and to the extent that the Guarantor shall be prohibited by law from doing so, in which event the Guarantor shall (i) forthwith pay to the Beneficiary an additional amount so that the amount received by the Beneficiary will equal the full amount of the Obligations and (ii) pay to the relevant authorities the full amount of the deduction or withholding (including any deduction or withholding on any additional amounts payable pursuant to this sentence). The Guarantor reserves the right to set-off any amounts due by the Beneficiary to Sellers under the Purchase Agreement against any payment due under this Guarantee.
13. Representations and Warranties
Guarantor hereby represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) the execution, delivery and performance of this Guarantee are within Guarantor’s powers, have been duly authorized by all necessary action and do not violate Guarantor’s charter or by-laws or any law, order or contractual restriction binding on Guarantor, (iii) any governmental and other consents required with respect to the execution, delivery and performance of this Guarantee by the Guarantor have been obtained and are in full force and effect and all conditions of any such consents have been complied with, and (iv) this Guarantee constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium and other laws affecting enforcement of creditors rights in general and general principles of equity).
14. Additional security
This Guarantee is in addition and without prejudice to any security of any kind (including, without limitation, any other guarantees, whether or not in the same form) held by the Beneficiary.
15. Notices
Notices under this Guarantee shall be provided in writing and shall be deemed received if sent to the address or fax number specified below: (i) on the day received if sent by courier delivery, (ii) on the next Business Day if sent by facsimile transmission when sender has machine confirmation that the notice was transmitted, or (iii) four Business Days after mailing if sent by certified or registered mail.

To Guarantor:	To Beneficiary:

Enbridge Energy Partners, L.P.	Quest Midstream Partners, L.P.
1100 Louisiana, Suite 3300	9520 May Avenue, Suite 300
Houston, Texas 77002-5217	Oklahoma City, Oklahoma 73120
Attn: Credit Department	Attn: Mr. Richard Muncrief
Fax: (713) 653-6746	Fax: (405) 840-9897
Guarantor or Beneficiary may change its address for notices by providing notice to the other.
16. Entire agreement
There are no representations, conditions, agreements or understandings with respect to this Guarantee or affecting the liability of the Guarantor or the Beneficiary other than as set forth or referred to in this Guarantee. No provision of this Guarantee may be amended or waived except by a written instrument executed by Guarantor and Beneficiary. Notwithstanding anything else herein set forth, this Guarantee constitutes the entire agreement between the Beneficiary and the Guarantor with respect to the subject matter hereof and cancels and supersedes any prior guarantees, agreements and understandings between such parties with respect thereto.
17. Further assurances
The Guarantor shall from time to time upon the request of the Beneficiary, execute and deliver, under seal or otherwise, all such further agreements, instruments and documents and do all such further acts and things as the Beneficiary may require to give effect to the transactions contemplated by this Guarantee.
18. Successors and assigns
This Guarantee shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Guarantor and the Beneficiary. This Guarantee shall not be assigned or otherwise transferred, in whole or in part, without the prior written consent of the non-assigning party.

19. Governing law and attornment
This Guarantee shall be governed by and construed in accordance with the laws of Texas. The Guarantor irrevocably submits to the non-exclusive jurisdiction of the courts of Texas in any action or proceeding arising out of or relating to this Guarantee. The Guarantor waives any objection to such jurisdiction on the grounds that it is an inconvenient forum or any similar grounds. The Guarantor consents to the service of process in any action or proceeding relating to this Guarantee by notice to the Guarantor in accordance with the notice provisions of this Guarantee. Nothing shall prevent the Beneficiary from enforcing any related judgment against the Guarantor in any other jurisdiction.
The Guarantor has executed this Guarantee as of the date first above written.

ENBRIDGE ENERGY PARTNERS, L.P.
By:	Enbridge Energy Management, L.L.C., as delegate of Enbridge Energy Company, Inc., its Sole General Partner

By:
Mark Maki, Vice President-Finance

EXHIBIT 2.3(c)
Attached to and made a part of that certain
Purchase and Sale Agreement dated October 9, 2007, by and among
Enbridge Midcoast Energy, L.P. and Midcoast Holdings No. One, L.L.C., as “Sellers”, and
Quest Midstream Partners, L.P., as “Buyer”
Opinion of Stinson Morrison Hecker LLP
     The opinion of Stinson Morrison Hecker LLP will be agreed upon by Sellers and Buyer prior to Closing and will cover substantially the same matters and opinions, as appropriate, as set forth in Exhibit 2.3(b)(vii).